UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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CINCINNATI FINANCIAL CORPORATION
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CINCINNATI FINANCIAL CORPORATION 2011 SHAREHOLDER MEETING NOTICE AND PROXY STATEMENT

March 18, 2011

To the Shareholders of Cincinnati Financial Corporation:

You are cordially invited to attend the Annual Meeting of Shareholders of Cincinnati Financial Corporation, which will take place at 9:30 a.m. on Saturday, April 30, 2011, at the Cincinnati Art Museum, located in Eden Park, Cincinnati, Ohio. The business to be conducted at the meeting includes:

1.	Electing four directors for one-year terms;

2.	Ratifying the selection of Deloitte & Touche LLP as the company’s independent registered public accounting firm for 2011;

3.	Voting on a nonbinding proposal to approve the compensation for the company’s named executive officers;

4.	Voting on a nonbinding proposal to establish the frequency of future nonbinding votes on executive compensation;

5.	Re-approving the performance objectives contained in the Cincinnati Financial Corporation 2006 Stock Compensation Plan;

6.	Transacting such other business as may properly come before the meeting.

Shareholders of record at the close of business on March 3, 2011, are entitled to vote at the meeting.

Whether or not you plan to attend the meeting, please cast your vote as promptly as possible. We encourage you to vote via the Internet. It is convenient and saves your company significant postage and processing costs. You also may submit your vote by telephone or by mail, if you prefer.

Your Internet or telephone vote must be received by 11:59 p.m. Eastern Daylight Time on April 29, 2011, to be counted in the final tabulation. If you choose to vote by mail, please be sure to return your proxy card in time to be received and counted before the Annual Meeting. Thank you for your interest and participation in the affairs of the company.

/S/ Steven J. Johnston
Steven J. Johnston, FCAS, MAAA, CFA
Secretary

This proxy statement, the Annual Report on Form 10-K, Letter from the Chairman and the Chief Executive Officer and voting instructions were first made available to Cincinnati Financial Corporation shareholders on March 18, 2011

Table Of Contents

Frequently Asked Questions	3
Security Ownership of Principal Shareholders and Management	5
Section 16(a) Beneficial Ownership Reporting Compliance	6
Information About the Board of Directors	6
Proposal 1 – Election of Directors	6
Nominees and Continuing Directors of Your Company	6
Committees of the Board and Meetings	13
Governance of Your Company	14
Code of Conduct	14
Governance Hotline	14
Board Leadership and Executive Sessions	14
Stock Ownership Guidelines	14
Risk Management	14
Director Independence	15
Director Nomination Considerations and Process	15
Communicating with the Board	16
Certain Relationships and Transactions	16
Audit-Related Matters	17
Proposal 2 – Management’s Proposal to Ratify Appointment of the Independent Registered Public Accounting Firm	17
Report of the Audit Committee	17
Fees Billed by the Independent Registered Public Accounting Firm	18
Services Provided by the Independent Registered Public Accounting Firm	19
Compensation of Named Executive Officers and Directors	20
Proposal 3 – Advisory Vote on Executive Compensation of Our Named Executive Officers	20
Proposal 4 – Advisory Vote on Frequency of Future Votes on Executive Compensation of Our Named Executive Officers	21
Proposal 5 – Re-approval of Performance Objectives of the 2006 Cincinnati Financial Corporation Stock Compensation Plan	22
Report of the Compensation Committee	24
Compensation Committee Interlocks and Insider Participation	24
Compensation Discussion and Analysis	24
Conclusion	52
Shareholder Proposals for Next Year	52
Cost of Solicitation	52
Other Business	52

Frequently Asked Questions

Who is soliciting my vote? – The board of directors of Cincinnati Financial Corporation is soliciting your vote for the 2011 Annual Meeting of Shareholders.

Who is entitled to vote? – Shareholders of record at the close of business on March 3, 2011, may vote.

How many votes do I have? – You have one vote for each share of common stock you owned on March 3, 2011.

How many votes can be cast by all shareholders? – 163,003,067 outstanding shares of common stock can be voted as of the close of business on March 3, 2011.

How many shares must be represented to hold the meeting? – A majority of the outstanding shares, or 81,501,534 shares, must be represented to hold the meeting.

How many votes are needed to elect directors and to approve the proposals? – The nominees for director receiving the four highest vote totals are elected as directors. Selection of our independent registered public accounting firm is ratified and the performance objectives of our 2006 Stock Compensation Plan are re-approved if votes cast in favor of each proposal exceed votes cast against it. Compensation paid to our named executive officers and the preferred frequency alternative for future votes on executive compensation are approved if the majority of the shares present and entitled to vote are cast in favor of the proposals.

What if I vote “withhold” or “abstain?” – “Withhold” or “abstain” votes have no effect on the votes required to elect directors or to ratify the independent registered public accounting firm. Abstain votes have the same effect as votes “against” the proposals to approve compensation or to determine the shareholder-preferred frequency for future advisory votes on executive compensation.

Can my shares be voted if I don’t return my proxy and don’t attend the annual meeting? – If your shares are registered in your name, the answer is no. If your shares are registered in the name of a bank, broker or other nominee and you do not direct your nominee as to how to vote your shares, applicable rules provide that the nominee generally may vote your shares on any of the routine matters scheduled to come before the meeting. The proposal to ratify the selection of the independent registered public accounting firm is believed to be the only routine matter scheduled to come before this year’s annual meeting. If a bank, broker or other nominee indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, these shares (called broker nonvotes) are counted as present in determining whether we have a quorum but have no effect on the votes required to elect directors, to ratify the independent registered public accounting firm or to approve or reject the other proposals.

How do I vote? – You may vote by proxy, whether or not you attend the meeting, in one of three ways:

•	Internet (www.proxyvote.com)

•	Telephone (800-690-6903)

•	Mail: Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717

Even if you plan to attend the annual meeting, we ask that you vote by Internet, telephone or mail. Attending the meeting does not constitute a revocation of a previously submitted vote.

Instructions for voting via the Internet or by telephone, along with the required Control Number (the Control Number is unique to each account), are provided to you by mail or by e-mail in late March or early April. If you receive information from us by mail, you also received a Notice or proxy card that can be returned in the postage-paid envelope included in the same envelope.

The deadline for Internet and telephone voting is 11:59 p.m., Eastern Daylight Time, April 29, 2011. If you choose to vote by mail, be sure to return your proxy card in time to be received and counted before the Annual Meeting.

Where do I locate my Control Number so I can vote? – If you receive our information in the mail, the Control Number is on the card that also gives your name and the number of shares you hold. If you receive our information in e-mails, the Control Number is in the text of the e-mail.

What if I cannot locate my Control Number? – If you hold shares directly in your name, you may obtain your Control Number by calling 866-638-6443. If your shares are registered in the name of a bank, broker or other nominee, that firm can supply the Control Number.

Can I obtain another proxy card so I can vote by mail? – If you hold shares directly in your name, you may obtain another proxy card by calling 800-579-1639. If your shares are registered in the name of a bank, broker or other nominee, that firm can supply another proxy card.

Can I change my vote or revoke my proxy? – Yes. Just cast a new vote by Internet or telephone or send in a new signed proxy card with a later date. If you hold shares directly in your name, you may send a written notice of revocation to the secretary of the company. If you hold shares directly in your name and attend the annual meeting, you also may choose to vote in person. At the meeting, you can request a ballot and direct that your previously submitted proxy not be used. Otherwise, your attendance itself does not constitute a revocation of your previously submitted proxy.

How are the votes counted? – Votes cast by proxy are tabulated prior to the meeting by the holders of the proxies. Inspectors of election appointed at the meeting count the votes and announce the preliminary results at the meeting. The proxy agent reserves the right not to vote any proxies that are altered in a manner not intended by the instructions contained in the proxy. The company publicly discloses the final voting results in a Form 8-K filing after the vote count is certified, usually within a week of the meeting.

Could other matters be decided at the meeting? – We do not know of any matters to be considered at the annual meeting other than the election of directors and the proposals described in this proxy statement. For any other matters that do properly come before the meeting, your shares will be voted at the discretion of the proxy holder.

Who can attend the meeting? – The meeting is open to all interested parties.

Can I listen to the meeting if I cannot attend in person? – You can listen to a live webcast of the meeting over the Internet. Instructions are available on the Investors page of www.cinfin.com approximately two weeks before the meeting. An audio replay is available on the website within two hours after the close of the meeting.

Why did my materials arrive in different envelopes? – Our paper mailings are timed to meet regulatory standards that help us keep mailing and paper costs low. Most shareholders who have not elected to receive information using electronic delivery receive three mailings:

•
In late March: you receive a card notifying you that you can cast your vote after reviewing your company’s year-end 2010 financial materials and proxy statement online. You also can request paper materials.

•	In early April: if you haven’t yet voted, you receive a second notification that your company’s information is available. This notice also serves as your paper proxy card.

•	A few days later: you receive this proxy statement along with management’s annual letter on performance, issues, events and trends.

If you are enrolled in electronic delivery, you will receive an e-mail notifying you of the availability of the information on the Internet and providing electronic voting instructions.

How can I obtain a 2010 Annual Report? – You can obtain our 2010 Annual Report on Form 10-K as filed with the Securities and Exchange Commission (SEC) at no cost in several different ways. You may view, search or print the document online from www.cinfin.com/investors. You may ask that a copy be mailed to you by contacting the secretary of Cincinnati Financial Corporation. Or, you may request it directly from Shareholder Services. Please see the Investor Contacts page of www.cinfin.com/investors for details.

Security Ownership of Principal Shareholders and Management

Under Section 13(d) of the Securities Exchange Act of 1934 (Exchange Act), a beneficial owner of a security is any person who directly or indirectly has or shares voting power or investment authority over such security. A beneficial owner under this definition need not enjoy the economic benefit of such securities. The following are the only shareholders known to the company who are deemed to be beneficial owners of at least 5 percent of our common stock as of March 3, 2011. John J. Schiff, Jr. and Thomas R. Schiff, directors of the company, are brothers.

Title		Amount and Nature of	Footnote	Percent
of Class	Name and Address of Beneficial Owner	Beneficial Ownership	Reference	of Class
Common stock	John J. Schiff, Jr., CPCU	12,471,641	(1)(2)(3)(4)(5)	7.65
	Cincinnati Financial Corporation
	6200 South Gilmore
	Fairfield, OH 45014
Common stock	State Street Corporation	11,194,565	(7)	6.87
	State Street Financial Center
	One Lincoln Street
	Boston, MA 02111
Common stock	First Eagle Investment Management LLC	10,727,105	(8)	6.58
	1345 Avenue of the Americas
	New York, NY 10105
Common stock	Thomas R. Schiff	9,679,127	(1)(2)(5)	5.94
	Cincinnati Financial Corporation
	6200 South Gilmore
	Fairfield, OH 45014
Common stock	BlackRock Inc.	9,462,741	(6)	5.81
	40 East 52nd Street
	New York, NY 10022

The outstanding common shares beneficially owned by each other director and total outstanding shares for all directors and executive officers as a group as of March 3, 2011, are shown below:

	Amount and Nature of	Footnote	Percent
Name of Beneficial Owner	Beneficial Ownership	Reference	of Class
Other Directors
William F. Bahl, CFA, CIC	217,107	(9)	0.13
Gregory T. Bier	12,842		0.01
Linda W. Clement-Holmes	1,302		0.00
Kenneth C. Lichtendahl	23,623		0.01
W. Rodney McMullen	33,042		0.02
Gretchen W. Price	16,984		0.01
Douglas S. Skidmore	27,181	(10)	0.02
Kenneth W. Stecher	220,537	(3)(5)	0.14
John F. Steele, Jr.	12,760		0.01
Larry R. Webb, CPCU	488,647	(11)	0.30
E. Anthony Woods	31,099		0.02
All directors and nondirector executive	16,806,545	(1)(2)(3)(4)(5)	10.31
officers as a group (26 individuals)		(9)(10)(11)

Except as otherwise indicated in the notes below, each person has sole voting and investment power with respect to the common shares noted.

(1)
Includes 5,343,914 shares owned of record by The Mary R. Schiff and John J. Schiff Foundation and 2,055,604 shares owned of record by the John J. Schiff Charitable Lead Trust, the trustees of all of which are Mr. J. Schiff, Jr., Mr. T. Schiff and Ms. Suzanne S. Reid, who share voting and investment power equally.

(2)
Includes 107,186 shares owned of record by the John J. & Thomas R. Schiff & Co. Inc. pension plan, the trustees of which are Mr. J. Schiff, Jr. and Mr. T. Schiff, who share voting and investment power; and 124,249 shares owned by John J. & Thomas R. Schiff & Co. Inc. for which Mr. J. Schiff, Jr. and Mr. T. Schiff share voting and investment power.

(3)
Includes shares available within 60 days from exercise of stock options in the amount of 355,048 shares for Mr. J. Schiff, Jr.; 127,562 shares for Mr. Stecher and 705,316 shares for the nondirector executive officers as a group.

(4)
Includes shares held in the company’s nonqualified savings plan for highly compensated associates in the amounts of 14,036 shares for Mr. J. Schiff, Jr. and 19,566 shares for the nondirector executive officers as a group. Individuals participating in this plan do not have the right to vote these shares.

(5)
Includes shares pledged as collateral as of December 31, 2010, in the amounts of 1,363,521 shares for Mr. J. Schiff, Jr.; 1,043,228 shares for Mr. T. Schiff; 30,475 shares for Mr. Stecher; and 381,602 shares for the nondirector executive officers as a group.

(6)	Reflects ownership as of December 31, 2010, according to Form 13G filed by BlackRock Inc. on February 3, 2011.
(7)	Reflects ownership as of December 31, 2010, according to Form 13G filed by State Street Corporation on February 11, 2011.
(8)	Reflects ownership as of December 31, 2010, according to Form 13G filed by First Eagle Investment Management LLC on February 10, 2011.
(9)	Includes 8,821 shares held in the Bahl Family Foundation, of which Mr. Bahl is president.
(10)	Includes 7,035 shares owned of record by Skidmore Sales Profit Sharing Plan, of which Mr. Skidmore is an administrator and shares investment authority.
(11)
Includes 186,257 shares owned of record by a limited partnership of which Mr. Webb is a general partner and 43,478 shares owned of record by an IRR marital trust for the benefit of his wife and children.

Section 16(a) Beneficial Ownership Reporting Compliance

Directors, executive officers and 10 percent shareholders are required to report their beneficial ownership of our stock according to Section 16 of the Exchange Act. Those individuals are required by SEC regulations to furnish the company with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent calendar year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that, during the calendar year 2010, all Section 16(a) filing requirements were satisfied on a timely basis.

Information About the Board of Directors

The mission of the board is to encourage, facilitate and foster the long-term success of Cincinnati Financial Corporation. The board oversees management in the performance of the company’s obligations to our independent agents, policyholders, associates, communities and suppliers in a manner consistent with the company’s mission and with the board’s responsibility to shareholders to achieve the highest sustainable shareholder value over the long term.

Proposal 1 – Election of Directors

The board of directors currently consists of 13 directors. In 2010, shareholders voted to amend our Articles of Incorporation to declassify the structure of the board of directors. Beginning in 2011, as the term of each class of directors expires, candidates nominated for election or re-election to the board will be elected for one-year terms. The transition to a fully declassified board will be completed in 2013 when all directors standing for election in that year will be elected for one-year terms.

This year, the term of office of four directors expires as of the 2011 Annual Meeting of Shareholders. The board of directors recommends a vote FOR Kenneth C. Lichtendahl, W. Rodney McMullen, Thomas R. Schiff and John F. Steele, Jr. as directors to hold office until the 2012 Annual Meeting of Shareholders and until their successors are elected.

We do not know of any reason that any of the nominees for director would not accept the nomination, and it is intended that votes will be cast to elect all four nominees as directors. In the event, however, that any nominee should refuse or be unable to accept the nomination, the people acting under the proxies intend to vote for the election of such person or people as the board of directors may recommend.

Nominees and Continuing Directors of Your Company

Each of our directors brings to our board extensive management and leadership experience gained through their service as executives and, in several cases, chief executive officers of diverse businesses. In these executive roles, they have taken hands-on, day-to-day responsibility for strategy and operations, including management of capital, risk and business cycles. In addition, most current directors bring public company board experience – either significant experience on other boards or long service on our board – that broadens their knowledge of board policies and processes, rules and regulations, issues and solutions. Further, each director has civic and community involvement that mirrors our company’s values emphasizing personal service and relationships and local decision making. The nominating committee’s process to recommend qualified director candidates is described on Page 15 under “Director Nomination Considerations and Process.” In the paragraphs below, we describe specific individual qualifications and skills of our directors that contribute to the overall effectiveness of our board and its committees.

Below are the names of the nominees for election to the office of director and each current director whose term does not expire at this time, along with their ages, the year first elected as a director, their present positions, principal occupations and public company directorships held in the past five or more years.

Nominees for Director for Terms Expiring 2012
(Data as of March 3, 2011)

Kenneth C. Lichtendahl, age 62, has been a director of the company since 1988, is chairman of the audit committee and serves on the nominating committee.

Mr. Lichtendahl has served for more than 20 years on our board and audit and compensation committees, supporting institutional continuity with company and industry knowledge accumulated through all phases of industry and economic cycles and through our expansion over that period. He brings valuable insights gained in developing customer relationships, ethical practices, high quality staff and product differentiation that helped turn his company, Hudepohl-Schoenling Brewing Co., into the 10th-largest brewer in the United States before its sale in 1996.

Mr. Lichtendahl is a senior adviser of Tradewinds Beverage Company. Prior to its acquisition in April 2010 by Sweet Leaf Tea, he was president and a director since 1996 of Tradewinds, a privately owned, Cincinnati-based company formed following the sale of the Hudepohl-Schoenling. He was president from 1978 to 1996 of Hudepohl-Schoenling, where he held various management positions. He also was a director for 12 years of Centennial Savings Bank in Cincinnati, which had grown to 11 offices and $700 million of deposits before its sale to National City Bank in 2000. A graduate of the University of Cincinnati, Mr. Lichtendahl has contributed his leadership and service on nonprofit community boards supporting youth and civic organizations.

W. Rodney McMullen, age 50, has been a director of the company since 2001 and is chairman of the compensation committee and a member of the executive and investment committees. He is a director on our insurance subsidiary boards.

Mr. McMullen has worked with The Kroger Co.’s board on business strategy initiatives and transactions including business model transformation, mergers and acquisitions, divestitures and management transitions. His daily experience leading a large public company equips him to understand and guide management decisions and actions related to planning, risk management, investor relations, marketing and capital management.

Since August 2009, Mr. McMullen has been president and chief operating officer of Kroger, a publicly traded, Cincinnati-based company that is the nation’s second largest retail grocery chain. He has been a director of Kroger since 2003, when he was promoted to vice chairman of the board. Prior to his appointment as vice chairman, Mr. McMullen was executive vice president of strategy, planning and finance from 2000 to 2003. He joined Kroger as a part-time store clerk in 1978 and has held key financial positions, including corporate controller and chief financial officer. He is a member since 2007 of the board of Global Standards 1, a privately owned company that owns UPC and RFID codes; and, beginning in 2010, chairman of GS1 US, a not-for-profit organization that develops supply-chain standards, solutions and services for 25 industries. He also is a director since 2003 of dunnhumby, USA, a privately owned company that analyzes customer data to improve customer experience. Mr. McMullen holds a Master of Science degree in accounting from the University of Kentucky, where he also completed his undergraduate degrees. His activities have included leadership and service on nonprofit community boards and committees that support a private university and independent living for the disabled and disadvantaged.

Thomas R. Schiff, age 63, has been a director of the company since 1975 and is a member of the investment committee. He is a director on our insurance subsidiary boards.

Mr. Schiff’s long tenure on our board helps provide ongoing insight into how we are serving our primary customer, the independent insurance agent. He contributes to board assessments of the impacts of our decisions on agency operations, including sales, claims, professional advising and financial management. Additionally, he brings the perspective of a large shareholder to our board discussions and decisions.

Mr. Schiff has been chairman and chief executive officer since 1996 and a director and an agent with John J. & Thomas R. Schiff & Co. Inc., a privately owned, Cincinnati-based independent insurance agency. He was its president from 1983 to 1996 and sales manager from 1970 to 1983. He also is chief executive officer and chairman of Lightborne Properties, Lightborne Communications and Lightborne Publications, privately owned media companies based in the Cincinnati area. Mr. Schiff is a graduate of Ohio University. His activities have included leadership and service to nonprofit community boards and foundations that support fine and performing arts, arts education, a hospital and children’s dental services.

John F. Steele, Jr., age 57, has been a company director since 2005 and is a member of our audit and executive committees. He is a director on our property casualty insurance subsidiary boards.

Mr. Steele has provided his firm with corporate oversight and strategic direction of all aspects of business ownership, operations and customer relationships. He brings to our board a policyholder perspective, including intimate knowledge of family-run corporations and the construction industry, which is the source of 33 percent of our commercial general liability insurance premiums.

Mr. Steele is chairman since 2004, chief executive officer since 1994 and a director since 1985 of Hilltop Basic Resources Inc., a privately owned, Cincinnati-based aggregates and ready mixed concrete supplier to the construction industry. He started his career at Hilltop in 1978 in sales and assumed responsibility for operations over time, becoming president in 1991 and holding that title until 2004. Prior to joining Hilltop, he was a sales executive for William Powell Company, a privately owned industrial valve manufacturer for which he has been a director since 2004. He also has been a director for privately owned Smook Bros. Inc., a Canadian construction company, since 2006. He has served on professional boards including the National Stone, Sand & Gravel Association, the Ohio Aggregates Association and the Ohio Ready Mixed Concrete Association. Mr. Steele has a Master of Business Administration from Xavier University and a Bachelor of Arts from Rollins College. His activities have included leadership and service on nonprofit boards for a youth mentoring organization, a university center for the study of family businesses and a community college.

Continuing Directors for Terms Expiring 2012
(Data as of March 3, 2011)

William F. Bahl, CFA, CIC, age 59, has been a director of the company since 1995 and currently is chairman of the nominating committee and our lead director. He is a member of the audit and investment committees. He is a director on our insurance subsidiary boards.

Mr. Bahl co-founded a firm that performs financial analysis of publicly held securities, advising and managing portfolios for high-net-worth and institutional clients. His expertise helps support the board’s oversight of our investment operations, which continue to be our main source of profits. His familiarity with public company governance structures and policies beyond our own contributes to full discussion and evaluation of our options.

Mr. Bahl is chairman of the board of Bahl & Gaynor Investment Counsel Inc., an independent registered investment adviser based in Cincinnati. Before co-founding Bahl & Gaynor in 1990, he was senior vice president and chief investment officer at Northern Trust Company in Chicago and held prior positions for Fifth Third Bank and Mellon Bank. Mr. Bahl is a director of LCA-Vision Inc. since 2005, serving as chair of this publicly traded company’s compensation committee and a member of its audit committee. He was a trustee until 2006 of The Preferred Group of Funds and a board member from 2000 to 2006 of The Hennegan Company, a privately owned, Cincinnati-based printing business. Mr. Bahl earned a Master of Business Administration from the University of Michigan after graduating from the University of Florida. He has qualified for the Chartered Financial Analyst designation since 1979 and the Chartered Investment Counselor designation since 1991. His activities have included leadership and service on nonprofit community boards and foundations benefitting parks, schools, a hospital association and youth organizations.

Gretchen W. Price, age 56, has been a director of the company since 2002 and is a member of our audit, compensation and nominating committees.

Ms. Price’s current and past executive positions have developed her expertise in areas of focus for our board, including accounting, auditing and financial reporting, investor relations, capital management, human resources, information technology, strategic planning and business planning. Board discussions and decisions benefit from her knowledge of customer relationship management and distribution chains.

Ms. Price is executive vice president and chief financial officer since January 2008 of Philosophy Inc., an international prestige beauty brand based in Phoenix, Arizona. She leads the firm’s financial, human resources, information technology, strategy and business planning functions. Prior to joining this firm, she held positions with expanding responsibility over her 31-year tenure at publicly traded Procter & Gamble Company: vice president and general manager from 2006 to 2007, responsible for Go-To-Market Reinvention Strategy for Global Operations and for Gillette acquisition integration; vice president of finance and accounting for Global Operations from 2001 to 2005, responsible for Worldwide Financial Leadership; vice president and treasurer from 1998 to 2001, responsible for Global Treasury, investor relations and mergers and acquisitions; and vice president of Global Internal Audit from 1996 to 1998. A graduate of the University of Kentucky, she earned the Certified Internal Auditor designation in 1996. She has been a member of the Financial Executives Institute and the Board of Governors of the Institute of Internal Auditors. Her activities have included leadership and service on nonprofit community boards and committees that provide funding for fine arts and music, human service programs and student scholarships.

John J. Schiff, Jr., CPCU, age 67, has been a director of the company since 1968 and chairman of our board since 1986. He also is chairman of our executive and investment committees and chairman of our insurance and insurance brokerage subsidiary boards.

Mr. Schiff’s long tenure in our executive and board leadership strongly links us to the mission and values established by our founding agents. As our former chief executive officer and a licensed agent, he brings a blended perspective, assuring leadership and cultural continuity through agent-centered decisions that differentiate us from competitors. His insights gained from years of service on multiple public company boards help preserve our business model’s long-term approach to creating shareholder value.

From 1986 to the present, Mr. Schiff has been chairman of the company’s board of directors and, except 2006 to 2008, chairman of its lead subsidiary, The Cincinnati Insurance Company. In addition, he was president and chief executive officer of the company and of its lead subsidiary from 1999 to 2006, thereafter retaining only the company-level chairman and chief executive officer roles from 2006 he resumed the subsidiary chairman title in July 2008. From 1983 to 1996, Mr. Schiff was chairman, chief executive officer and an agent with John J. & Thomas R. Schiff & Co. Inc., a privately owned, Cincinnati-based independent insurance agency. Prior to 1983, he was an agent, vice president and secretary of John J. Schiff & Company Inc., which he joined in 1965 after earning a Bachelor of Science in risk and insurance management from The Ohio State University. He earned the Chartered Property Casualty Underwriter designation in 1972 and is a member of The American Institute for Chartered Property Casualty Underwriters, serving as a trustee from 1992 to 2004 and as an executive committee member. Mr. Schiff has experience as a director of publicly traded Cincinnati-based companies: Fifth Third Bancorp and The Fifth Third Bank since 1983, including periods of service on compensation, executive and trust committees; The Standard Register Company, a document management services company, since 1982, including periods of service on its audit and pension advisory committees; Cinergy Corporation, from 1994 to 2005 when it was acquired by Duke Energy Corporation; and Cinergy’s predecessor, Cincinnati Gas & Electric Company, from 1986 to 1995. He served at various times on Cinergy’s audit and compensation committees. Mr. Schiff also is a director of two privately owned companies, the Cincinnati Bengals Inc. and the independent insurance agency named above. His activities have included leadership and service to nonprofit community boards and foundations that support arts education, high school and university education, a hospital and general philanthropy.

Kenneth W. Stecher, age 64, has been a company director since 2008. He is a member of the executive and investment committees. He is a director on all subsidiary boards.

As our chief executive officer, Mr. Stecher provides the board with information gained from hands-on management of our operations, identifying our near-term and long-term challenges and opportunities. Over his long tenure, he has been our chief financial officer responsible for capital management, our face to the analyst and investor communities and our corporate secretary conversant with governance trends. In the course of his financial leadership, he developed business knowledge and relationships across our operations, uniquely positioning him to assemble our executive team and help the board plan for executive transitions.

Mr. Stecher has been the president and chief executive officer of the company and its lead subsidiary, The Cincinnati Insurance Company, since July 2008. For both companies, he was chief financial officer from 2001 to 2008 and executive vice president from 2006 to 2008. He also was chairman of the lead subsidiary from 2006 to 2008. He served as senior vice president for both companies until 2006, beginning in 1999 for the company and in 1997 for its lead subsidiary. He was secretary of both companies from 1999 to 2008, and treasurer for the company from 1999 to 2008. Mr. Stecher advanced through the ranks of the company’s life insurance subsidiaries from 1967 to 1982, when his responsibilities within the accounting area broadened to include property casualty insurance accounting. He is a trustee since 2009 of the American Institute for Chartered Property Casualty Underwriters, and past president of the Insurance Accounting & Systems Association, Southwestern Ohio Chapter. He earned a Master of Business Administration in finance from Xavier University after graduating from the University of Cincinnati. His activities have included service and leadership on nonprofit community boards that support high school and college institutions.

E. Anthony Woods, age 70, has been a director of the company since 1998 and is a member of the compensation, executive and investment committees. He is a director on our insurance subsidiary boards.

Mr. Woods gained board and executive experience by leading high-growth organizations, enhancing his business development skills, financial acumen and sensitivity to shareholder expectations. His board and board committee service for multiple public and private companies in the healthcare and financial services sectors gives him a wide breadth of exposure to strategic, legal, investing, financing and operating issues and facilitates his contributions to oversight in these areas.

Mr. Woods is chairman and chief executive officer of his privately owned firm, SupportSource LLC, which offers management, financial and investment consulting. He has been chairman since 2003 of Deaconess Associations Inc., a Cincinnati-based, nonprofit healthcare services organization. From 1987 to 2003, he served as its president and chief executive officer, with prior experience from 1997 to 2003 as its chief financial officer. He has been chairman since 2006 and director since 2004 of LCA-Vision Inc., a publicly traded company, serving on its audit, compensation, governance and nominating committees. He has been a director since 2008 and audit committee member of Anchor Funding Services LLC, a financial services company serving small businesses; a director since 2006 of Phoenix Health Systems, a privately owned information technology company serving hospitals and related organizations; and a director from 2008 until its sale in 2010 of Critical Homecare Solutions Inc., a privately owned company providing home health care services. Mr. Woods has Bachelor and Master of Science degrees in engineering from the University of Tennessee and a Master of Business Administration in marketing and finance from Samford University.

Continuing Directors for Terms Expiring 2013
(Data as of March 3, 2011)

Gregory T. Bier, CPA (Ret), age 64, has been a director of the company since 2006 and currently is a member of the investment committee. He is a director on our insurance subsidiary boards.

As the former lead partner of a respected independent registered public accounting firm, Mr. Bier brings to our board relevant experience with accounting and reporting issues, SEC filings, complex corporate transactions and mergers and acquisitions for public companies including Fifth Third Bancorp, The Procter & Gamble Company, The Midland Company, Cincinnati Financial Corporation and The E.W. Scripps Company.

Mr. Bier was the managing partner of the Cincinnati office of Deloitte & Touche LLP, an independent registered public accounting firm, from 1998 to 2002. He retired in 2002 after 23 years as a partner of the firm and 35 years of service, beginning in 1968 when he joined Haskins & Sells, which later became part of Deloitte. In February 2008, he became a director of LifePoint Hospitals Inc., a public company with $3 billion of revenues that is a leading provider of healthcare services in nonurban communities in 18 states. He chairs LifePoint’s audit and compliance committee and is a member of its compensation committee and corporate governance and nominating committee. From 2002 to 2007, Mr. Bier was an audit committee member for Catholic Healthcare Partners, one of the largest not-for-profit health systems in the United States. A graduate of Xavier University, he became a CPA in 1970 and is a member with retired status of the American Institute of Certified Public Accountants and the Ohio Society of Certified Public Accountants. His activities have included leadership and service on nonprofit community boards and foundations benefitting several schools, social services and civic organizations.

Linda W. Clement-Holmes, age 48, has been a director of the company since February 2010 and is a member of the audit committee.

Ms. Clement-Holmes has led teams responsible for every computer, handheld, phone, e-mail function, collaboration tools and systems support that keeps The Procter & Gamble Company connected and operational. Her aptitude and accomplishments in these areas help our board to effectively evaluate our business processes and technology initiatives, supporting alignment of those initiatives with our strategic goals.

Ms. Clement-Holmes is chief diversity officer and senior vice president, since February 2010, of Global Business Services for the publicly traded Procter & Gamble Company. She was vice president of Global Business Services since 2007, with responsibility from 2007 to 2009 for Central and Eastern Europe, Middle East and Africa and, in 2009, for External Strategic Alliances, Flow-to-the-Work Resources & Employee Solutions. From 2006 to 2007, she was manager, Global Business Services, Central and Eastern Europe, Middle East and Africa; and in 2005, manager of Information & Decision Solutions, Infrastructure Services & Governance. Prior management positions since 1983 included service in various business areas: IT Outsourcing Initiative, Global Engineering & Development and Communications, Knowledge & Innovation Center of Expertise, New Initiatives and E-commerce, Sales Management Systems, and Management Systems Operations and Development. Ms. Clement-Holmes holds a Bachelor of Science degree in industrial management and computer science from Purdue University. Her activities have included leadership and service in nonprofit community boards supporting families and child care, educational and civic organizations, and professional organizations.

Douglas S. Skidmore, age 48, has been a company director since 2004 and is a member of our audit and nominating committees.

Mr. Skidmore has been responsible in his executive roles for strategic direction, marketing, human resources and overall growth and performance of his second-generation family business, which shares many characteristics with our typical commercial policyholders. In addition to providing a policyholder view of our products and services, he has management experience that equips him to contribute to the board’s oversight of business processes and technology initiatives.

Mr. Skidmore has been chief executive officer since 2003 and president and director since 1994 of Skidmore Sales & Distributing Company Inc., a privately owned, Cincinnati-based full-service independent distributor and broker of quality industrial food ingredients. He was marketing manager from 1990 to 1994. Mr. Skidmore was an account marketing representative for IBM Corporation from 1987 to 1990, with student experiences as a marketing assistant for Intellitech Corporation and a summer engineer for The Procter & Gamble Company’s Food Process and Product Development Lab. He earned a Master of Business Administration degree in management and operations from the J.L. Kellogg School of Management at Northwestern University after graduating from Purdue University. He has been president of the Food Ingredient Distributors Association since 2009 and its trustee since 2005. He is a member of the Institute of Food Technologists since 1990, with experience on its information systems committee.

Larry R. Webb, CPCU, age 55, has been a director of the company since 1979 and is a member of the executive committee. He is a director on our property casualty insurance subsidiary boards.

Mr. Webb brings to our board his insights as a principal owner of an independent insurance agency, with duties in financial management and accounting oversight, information technology, human resources, sales and marketing, risk management and relationship development with insurance companies and clients. His long tenure on our board and as a large shareholder, as well as his agency’s representation of our products and services since 1951, brings the board deep institutional knowledge, promoting continuity of the agent-centered mission and values essential to our business model.

Mr. Webb has been president since 1994 and director since 1980 of Webb Insurance Agency Inc., a privately owned independent insurance agency based in Lima, Ohio. Prior to becoming president, he was treasurer of the agency from 1981 to 1994. He has been a licensed insurance agent since 1977. He is a director since 2010 of SWD Inc., a privately owned wholesaler serving small business owners. A graduate of Ohio University, Mr. Webb earned the Chartered Property Casualty Underwriter designation in 1982 and served as president from 1987 to 1988 and director from 1986 to 1992 of the Grand Lake Chapter of CPCU. His activities have included leadership and service to nonprofit community boards that support business ethics, cancer research, an airport authority and cultural organizations.

Committees of the Board and Meetings

There are five standing committees of the board: audit, compensation, executive, investment and nominating. Each committee operates pursuant to a written charter adopted by the board, copies of which are posted on our website at www.cinfin.com/investors. Each year the board considers changes to the charters recommended by each committee, if any, and reapproves them.

The following table summarizes the current membership of the board and each of its committees, as well as the number of times the board and each committee met during 2010:

	Board	Audit	Compensation	Executive	Investment	Nominating
Mr. Bahl	X	X			X	Chair
Mr. Bier	X				X
Ms. Clement-Holmes	X	X
Mr. Lichtendahl	X	Chair				X
Mr. McMullen	X		Chair	X	X
Ms. Price	X	X	X			X
Mr. J. Schiff, Jr.	Chair			Chair	Chair
Mr. T. Schiff	X				X
Mr. Skidmore	X	X				X
Mr. Stecher	X			X	X
Mr. Steele, Jr.	X	X		X
Mr. Webb	X			X
Mr. Woods	X		X	X	X
Number of 2010 meetings	4	4	3	5	6	4

Board members are encouraged to attend the Annual Meeting of Shareholders, all meetings of the board and the meetings of committees of which they are a member. In 2010, all directors attended 100 percent of the meetings indicated above for the board and committees of which they were members.

The annual meeting of directors is held immediately following the annual shareholders’ meeting at the same location. In May 2010, all of the company’s 13 directors attended the Annual Meeting of Shareholders. The board of directors will review committee assignments at its meeting on April 30, 2011.

Audit Committee – The purpose of the audit committee is to oversee the process of accounting and financial reporting, audits and financial statements of the company. The report of the audit committee begins on Page 17.

All of the members of the audit committee meet the Nasdaq criteria for independence and audit committee membership and also are independent for purposes of Section 10A-3 of the Exchange Act. Further, Mr. Bahl and Ms. Price qualify as financial experts according to the SEC definition and meet the standards established by Nasdaq for financial expertise.

Compensation Committee – The compensation committee discharges the responsibility of the board of directors relating to compensation of the company’s directors, its principal executive officers and its internal audit officer. The committee also administers the company’s stock- and performance-based compensation plans. The report of the compensation committee begins on Page 24.

All of the members of the compensation committee meet the Nasdaq criteria for independence, qualify as “nonemployee directors” for purposes of Rule 16b-3 of the Exchange Act and as “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986 (Section 162(m)).

Executive Committee – The purpose of the executive committee is to exercise the powers of the board of directors in the management of the business and affairs of the company between meetings of the board of directors. Independence requirements do not apply to the executive committee.

Investment Committee – The investment committee provides oversight of the policies and procedures of the investment department of the company and its subsidiaries and reviews the invested assets of the company. The objective of the committee is to oversee the management of the portfolio to ensure the long-term security of the company. Independence requirements do not apply to the investment committee.

Nominating Committee – The nominating committee identifies, recruits and recommends qualified candidates for election as directors and officers of the company and as directors of its subsidiaries. The committee also nominates directors for committee membership. Further, the committee oversees compliance with the corporate governance policies for the company.

All of the members of the nominating committee meet the Nasdaq criteria for independence.

Governance of Your Company

Our primary governance policies and practices are set forth in our Corporate Governance Guidelines, Code of Ethics for Senior Financial Officers and Code of Conduct applicable to all associates of the company. The nominating committee reviews these documents annually, and occasionally recommends changes for the board’s consideration and approval. These guidelines and codes are available on our website at www.cinfin.com/investors.

Certain of the board’s governance policies and practices are summarized below:

Code of Conduct – Our Code of Conduct applies to all of our associates, including our officers and directors. It establishes ethical standards for a variety of topics, including complying with laws and regulations, observing blackout periods for trading in the company’s securities, accepting and giving gifts, handling conflicts of interest, handling the company’s confidential information and personal data of consumers, and reporting illegal or unethical behavior.

Governance Hotline – Our audit committee oversees a governance hotline for the reporting of concerns about the company’s auditing, accounting and financial reporting activities. Callers can remain anonymous or identify themselves. The hotline is maintained by a third-party vendor. Transcripts of all calls are reported to the audit committee.

Board Leadership and Executive Sessions – The chairman of the board presides at all meetings of the board of directors. The chairman is appointed on an annual basis by at least a majority vote of the remaining directors. Currently, the offices of chairman of the board and chief executive officer are separated. The company has no fixed policy with respect to the separation of the offices of the chairman of the board and chief executive officer. The board believes that the separation of the offices of the chairman of the board and chief executive officer is part of the succession planning process and that it is in the best interests of the company to make this determination from time to time.

When the chairman of the board is not an independent director, the board appoints the chairman of the nominating committee as the board’s lead director. The company’s Corporate Governance Guidelines describe the authority and duties of the lead director. These include chairing the executive sessions of board meetings without management present, facilitating the communication between the independent directors and management on matters of interest, participating in the preparation of meeting agendas and materials sent to directors. The independent directors meet in executive session, outside of the presence of management, at every regularly scheduled meeting of the board of directors. Our Corporate Governance Guidelines are available on our website at www.cinfin.com/investors.

Stock Ownership Guidelines – Our directors and officers are subject to stock ownership guidelines that set targets for levels of ownership at a multiple of the officer’s salary or director’s meeting fees. Because of disruptions of the market, in October 2008 the time for achieving targeted levels of ownership was extended to five years after joining the board or earning a promotion or 10 years from October 2008, whichever is later. Director and Officer Ownership Guidelines are available on our website at www.cinfin.com/investors.

Risk Management – The board believes that oversight of our risk management efforts is the responsibility of the entire board. It views enterprise risk management as an integral part of our strategic planning process. The subject of risk management is a recurring agenda item, for which the board receives a report at each regularly scheduled board meeting from the vice president of planning and risk management, including in-person reports twice each year. The vice president of planning and risk management has direct access to any member of the board of directors.

Additionally, the charters of certain of the board’s committees assign oversight responsibility for particular areas of risk. For example, our audit committee oversees management of risks related to accounting, auditing and financial reporting and maintaining effective internal controls for financial reporting. Our nominating committee oversees risk associated with our corporate governance guidelines and legal, regulatory and compliance risks. Our compensation committee oversees the risk related to our executive compensation plans and arrangements. Our investment committee oversees the risks related to managing our investment portfolio. All of these risks are discussed with the entire board in the ordinary course of the chairperson’s report of committee activities at regular board meetings.

Director Independence – Each year, based on all relevant facts and circumstances, the board determines which directors satisfy the criteria for independence. To be found independent, a director must not have a material relationship with the company, either directly or indirectly as a partner, other than a limited partner, controlling shareholder or executive officer of another organization that has a relationship with the company that could affect the director’s ability to exercise independent judgment.

Directors deemed independent are believed to satisfy the definitions of independence required by the rules and regulations of the SEC and the listing standards of Nasdaq. The board has determined that these directors and nominees meet the applicable criteria for independence as of January 28, 2011: William F. Bahl, Gregory T. Bier, Linda Clement-Holmes, Kenneth C. Lichtendahl, W. Rodney McMullen, Gretchen W. Price, Douglas S. Skidmore, John F. Steele, Jr. and E. Anthony Woods.

Following the re-election of the directors included in this proxy, a majority (nine) of the 13 directors would meet the applicable criteria for independence under Nasdaq listing standards.

Director Nomination Considerations and Process – The nominating committee considers many factors when determining the eligibility of candidates for nomination as director. The committee does not have a diversity policy; however, the committee’s goal is to nominate candidates from a broad range of experiences and backgrounds who can contribute to the board’s overall effectiveness in meeting its mission. The committee is charged with identifying nominees with certain characteristics:

•	Demonstrated character and integrity

•	An ability to work with others

•	Sufficient time to devote to the affairs of the company

•	Willingness to enter into a long-term association with the company, in keeping with the company’s overall business strategy

The nominating committee also considers the needs of the board in accounting and finance, business judgment, management, industry knowledge, leadership and such other areas as the board deems appropriate. The committee further considers factors included in the Corporate Governance Guidelines that might preclude nomination or re-nomination.

In particular, the nominating committee seeks to support our unique, agent-centered business model. The committee believes that the board should include a variety of individuals and should include independent insurance agents who bring a special knowledge of policyholders and agents in the communities where we do business.

Potential board nominees generally are identified by referral. The nominating committee follows a five-part process to evaluate nominees for director. The committee first performs initial screening that includes reviewing background information on the candidates, evaluating their qualifications against the criteria set forth in the company’s Corporate Governance Guidelines and, as the committee believes is appropriate, discussing the potential candidates with the individual or individuals making the referrals. Second, for candidates who qualify for additional consideration, the committee interviews the potential nominees as to their background, interests and potential commitment to the company and its operating philosophy. Third, the committee may seek references from sources identified by the candidates as well as sources known to the committee members. Fourth, the committee may ask other members of the board for their input. Finally, the committee develops a list of nominees who exhibit the characteristics desired of directors and satisfy the needs of the board.

The nominating committee will consider candidates recommended by shareholders. Shareholders wishing to propose a candidate for consideration may provide information about such a candidate in writing to the secretary of the company, giving the candidate’s name, biographical data and qualifications, and emphasizing the characteristics set forth in our Corporate Governance Guidelines available on our website at

www.cinfin.com/investors. Preferably, any such referral would contain sufficient information to enable the committee to preliminarily screen the referred candidate for the needs of the board, if any, in accounting and finance, business judgment, management, industry knowledge, leadership and the board’s independence requirements.

Since the 2010 annual shareholders’ meeting, no fees were paid to any third party to identify, evaluate or assist in identifying and evaluating potential nominees.

Communicating with the Board – Shareholders may direct a communication to board members by sending it to the attention of the secretary of the company, Cincinnati Financial Corporation, P.O. Box 145496, Cincinnati, Ohio, 45250-5496. The company and board of directors have not established a formal process for determining whether all shareholder communication received by the secretary will be forwarded to directors. Nonetheless, the board welcomes shareholder communication and has instructed the secretary of the company to use reasonable criteria to determine whether correspondence should be forwarded. The board believes that correspondence has been and will continue to be forwarded appropriately. However, exceptions may occur, and the board does not intend to provide management with instructions that limit its ability to make reasonable business decisions. Examples of exceptions would be routine items such as requests for publicly available information that can be provided by company associates; vendor solicitations that appear to be mass-directed to board members of a number of companies; or correspondence that raises issues related to specific company transactions (insurance policies or claims) where there may be privacy concerns or other issues.

In some circumstances, the board anticipates that management would provide the board or board member with summary information regarding correspondence.

Certain Relationships and Transactions – The audit committee follows a written policy for review and approval of transactions involving the company and related persons, defined as directors and executive officers or their immediate family members, or shareholders owning 5 percent or greater of our outstanding stock. The policy covers any related-party transaction that meets the minimum threshold for disclosure in the proxy statement under the relevant SEC rules, generally transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest.

As it examines individual transactions for approval, the committee considers:

•	Whether the transaction creates a conflict of interest or would violate the company’s Code of Conduct

•	Whether the transaction would impair the independence of a director

•	Whether the transaction would be fair

•	Any other factor the committee deems appropriate

Consideration of transactions with related parties is a regular item on the audit committee’s agenda. Most of the transactions fall into the categories of standard agency contracts with directors who are principals of independent insurance agencies that sell our insurance products or with directors and executive officers who purchase our insurance products on the same terms as such products are offered to the public. Because the committee does not believe these classes of transactions create conflicts of interest or otherwise violate our Code of Conduct, the committee deems such transactions pre-approved.

The following transactions in 2010 with related persons were determined to pose no actual conflict of interest and were approved by the committee pursuant to its policy:

Thomas R. Schiff is a director of Cincinnati Financial Corporation and the chief executive officer of John J. & Thomas R. Schiff & Co. Inc., a privately owned insurance agency that represents a number of insurance companies, including our insurance subsidiaries. He and John J. Schiff, Jr., the chairman of the board of Cincinnati Financial Corporation and all its subsidiaries, together with Mr. John J. Schiff, Jr.’s sons John J. Schiff III and Charles O. Schiff, collectively own a majority interest in the insurance agency. Our insurance subsidiaries paid John J. & Thomas R. Schiff & Co. Inc. commissions of $5,658,010. The company purchased various insurance policies through John J. & Thomas R. Schiff & Co. Inc. for premiums totaling $752,093. John J. & Thomas R. Schiff & Co. Inc. purchased group health coverage from our life insurance subsidiary for a premium of $123,540 and paid rent to the company in the amount of $122,445 for office space located in the headquarters building.

Douglas S. Skidmore is a director of Cincinnati Financial Corporation and principal owner, director, chief executive officer and president of Skidmore Sales & Distributing Company Inc., which purchased property, casualty and life insurance from our insurance subsidiaries for premiums totaling $277,636.

John F. Steele, Jr. is a director of Cincinnati Financial Corporation and chairman and chief executive officer of Hilltop Basic Resources Inc., which purchased property casualty insurance from our insurance subsidiaries for premiums totaling $328,903.

Larry R. Webb is a director of Cincinnati Financial Corporation and president, director and a principal owner of Webb Insurance Agency Inc., a privately owned insurance agency that represents a number of insurance companies, including our insurance subsidiaries. The company’s insurance subsidiaries paid Webb Insurance Agency Inc. commissions of $772,804.

A brother of Timothy L. Timmel, an executive officer and senior vice president of operations of the company’s insurance subsidiaries, is a secretary of the company’s property casualty insurance subsidiary and manager of workers’ compensation claims in the Headquarters Claims department with 33 years of experience in both the Field Claims and Headquarters Claims departments. In 2010, Mr. Timmel’s brother earned compensation consisting of salary, cash bonus, stock-based compensation and perquisites totaling $159,530. The amount of compensation was established by the company in accordance with our employment and compensation practices applicable to associates with equivalent qualifications and responsibilities and holding similar positions.

Audit-Related Matters

Proposal 2 – Management’s Proposal to Ratify Appointment of the Independent Registered Public Accounting Firm

The audit committee has appointed the firm of Deloitte & Touche LLP as the company’s independent registered public accounting firm for 2011. Although action by shareholders in this matter is not required, the audit committee believes that it is appropriate to seek shareholder ratification of this appointment and to seriously consider shareholder opinion on this issue.

Representatives from Deloitte & Touche LLP, which also served as the company’s independent registered public accounting firm for the last calendar year, will be present at the 2011 Annual Meeting of Shareholders and will be afforded the opportunity to make any statements they wish and to answer appropriate questions.

To ratify the appointment of Deloitte & Touche LLP, a majority of votes cast at the meeting must be voted for the proposal.

The board of directors recommends a vote FOR the proposal to ratify appointment of the independent registered public accounting firm.

Report of the Audit Committee

The audit committee is responsible for monitoring the integrity of the company’s consolidated financial statements, the company’s system of internal controls, the qualifications and independence of the company’s independent registered accounting firm, the performance of the company’s internal audit department and independent registered accounting firm and the company’s compliance with certain legal and regulatory requirements. The committee has sole authority and responsibility to select, determine the compensation of, and evaluate the company’s independent registered accounting firm. The committee has six independent directors and operates under a written charter. The board has determined that each committee member is independent under the standards of director independence established by the Nasdaq listing requirements and is also independent for purposes of Section 10A(m)(3) of the Exchange Act.

Management is responsible for the financial reporting process, including the system of internal controls; for the preparation of consolidated financial statements in accordance with generally accepted accounting principles; and for the report on the company’s internal control over financial reporting. The company’s independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America. The committee’s responsibility is to oversee and review the financial reporting process and to review and discuss management’s report on the company’s internal control over financial reporting. However, the committee is not professionally engaged in the practice of accounting or auditing and does not provide any expert or special assurance as to such financial statements concerning compliance with laws, regulations or generally accepted accounting principles or as to auditor independence. The committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent registered accounting firm.

The committee reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2010, with management, the internal auditors and Deloitte & Touche LLP. The committee also discussed with management, the internal auditors and Deloitte & Touche LLP the process used to support certifications by the company’s chief executive officer and chief financial officer that are required by the SEC and the Sarbanes Oxley Act of 2002 to accompany the company’s periodic filings with the SEC and the processes used to support management’s annual report on the company’s internal controls over financial reporting.

The committee also discussed with Deloitte & Touche LLP matters that independent registered public accounting firms must discuss with audit committees under generally accepted auditing standards and standards of the Public Company Accounting Oversight Board (PCAOB), including, among other things, matters related to the conduct of the audit of the company’s consolidated financial statements and the matters required to be discussed by Auditing Standards No. 61, as modified or supplemented (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the PCAOB in Rule 3200T. The committee has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable standards of the PCAOB regarding its communications with the committee concerning independence, and the committee has discussed with Deloitte & Touche LLP its independence from the company. When considering Deloitte & Touche LLP’s independence, the committee considered whether services it provided to the company beyond those rendered in connection with its audit of the company’s consolidated financial statements, and its reviews of the company’s interim condensed consolidated financial statements included in its Quarterly Reports on Form 10-Q were compatible with maintaining its independence. The committee also reviewed, among other things, the audit, audit-related and tax services performed by, and the amount of fees paid for such services to Deloitte & Touche LLP. The committee received regular updates on the amount of fees and scope of audit, audit-related and tax services provided.

Based on the above-mentioned review and these meetings, discussions and reports, and subject to the limitations on the committee’s role and responsibilities referred to above and in the committee’s charter, the committee recommended to the board that the company’s audited consolidated financial statements for the fiscal year ended December 31, 2010, be included in the company’s Annual Report on Form 10-K. The committee also selected Deloitte & Touche LLP as the company’s independent registered accounting firm for the fiscal year ending December 31, 2011, and is presenting the selection to the shareholders for ratification.

Submitted by the audit committee:

William F. Bahl, Linda Clement-Holmes, Kenneth C. Lichtendahl (chair), Gretchen W. Price, Douglas S. Skidmore and John F. Steele, Jr.

Fees Billed by the Independent Registered Public Accounting Firm

The audit committee engaged Deloitte & Touche LLP to perform an annual audit of the company’s financial statements for the year ended December 31, 2010.

	Years Ended December 31,
	2010	2009
Audit Fees	$2,310,000	$2,286,000
Audit-related Fees	289,454	712,104
Tax Fees	406,242	348,780
Subtotal	3,005,696	3,346,884
All Other Fees	2,162,075	950,000
Deloitte & Touche LLP Total Fees	$5,167,771	$4,296,884

Services Provided by the Independent Registered Public Accounting Firm

All services rendered by the independent registered public accounting firm are permissible under applicable laws and regulations. In 2010 and 2009, all services rendered by the independent registered accounting firm were pre-approved by the audit committee, and no fees were charged pursuant to the de minimis safe harbor exception to the pre-approval requirement described in the audit committee charter.

Under the pre-approval policy, the audit committee pre-approves specific services related to the primary service categories of audit services, audit-related services, tax services and other services. A one-time pre-approval dollar limit for specified services related to a specific primary category is established for the audit period. Examples of non-audit services specified under the policy requiring pre-approval may include: financial and tax due diligence, benefit plan audits, American Institute of Certified Public Accountants (AICPA) agreed-upon procedures, security and privacy control-related assessments, technology control assessments, technology quality assurance, financial reporting control assessments, enterprise security architecture assessment, tax controversy assistance (IRS examinations), sales tax and lease compliance, employee benefit tax, tax compliance and support, tax research, corporate finance modeling assistance, and allowable actuarial reviews and assistance.

Engagements for services falling below the dollar threshold approved for specified services may be entered into with the consent of the chief financial officer. The committee must individually approve engagements for permissible services not included in the pre-approval list or that exceed the dollar threshold established for such services. All engagements are periodically reported to the audit committee. Pursuant to the rules of the SEC, the fees billed by the independent registered public accounting firm for services are disclosed in the table above.

Audit Fees – These are fees for professional services performed by the independent registered public accounting firm for the integrated audit of the company’s annual financial statements; review of financial statements included in our Form 10-K and Form 10-Q filings; and services that are normally provided in connection with statutory and regulatory filings or engagements.

Audit-Related Fees – These are fees for assurance and related services performed by the independent registered public accounting firm that are reasonably related to the performance of the audit or review of our financial statements. These services include employee benefit plan audits and independent project risk auditing services.

Tax Fees – These are fees for professional services performed by the independent registered public accounting firm with respect to tax compliance and preparation including review of our tax returns and related research as well as IRS audit assistance. None of the tax fees in 2010 were related to tax advice, planning or consulting for retired executives. Our independent registered public accounting firm does not perform any tax shelter work on our behalf.

All Other Fees – These fees are for advisory services provided by the independent registered public accounting firm to assist the company in gathering and grouping data for the underwriting and pricing of commercial lines policies.

Compensation of Named Executive Officers and Directors

Proposal 3 – Advisory Vote on Executive Compensation of Our Named Executive Officers

The Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010, (Dodd-Frank), requires us to provide shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

As described in detail below in the Compensation Discussion and Analysis, Page 24, we seek to align the interests of our named executive officers with the interests of our shareholders. The committee endeavors to ensure that overall compensation paid to our executive officers is appropriate and in line with our overall compensation objective to attract, motivate, reward and retain the executive talent required to achieve the objectives described above, with the ultimate goal of increasing shareholder value. At the same time, the committee is careful to ensure that compensation paid to executives is not excessive as compared with peers and does not encourage unreasonable risk-taking, that its decisions are transparent and easily understood by all stakeholders, and that the elements of compensation employed are in keeping with compensation paid to associates at all levels of the company, allowing for differences due to level of responsibility and individual performance.

In February 2010, the committee implemented its restructured program for executive compensation, transitioning to a program it considered to be more performance-based. Key features of the new program include:

•	Reset base annual salary to include a portion of the 2009 discretionary bonus historically not considered to be “at risk,” and eliminating discretionary bonuses as a regular component of compensation;

•	Assigning executive officers to tiers based on level of responsibility, and assigning a corresponding target for performance-based awards, based on a percentage of base annual salary;

•	Equal balancing of incentive compensation between short-term (annual incentive cash) and long-term (stock-based) awards; and

•
Performance objectives tying incentive compensation to our value creation ratio (annual cash incentive) and three-year total shareholder return (performance-based restricted stock units) relative to our performance compared to the Peer Group.

The additional emphasis on performance-based compensation awards strengthens the link between our executive management and our shareholders by rewarding our executive officers when their efforts produce results that make an investment in our company more attractive than an investment in our peers.

As we describe in the Executive Summary of the Compensation Discussion and Analysis, Page 24, our financial performance improved for 2010 as measured by several key indicators. The contribution to net income from our property casualty operations was $53 million higher in 2010 despite soft market conditions for our largest reporting segment, commercial lines. The contribution of investment income grew $9 million while net realized investment gains were down $114 million. Invested assets grew $865 million or 8 percent in 2010 and net cash flow from operating activities was $531 million, up slightly from 2009. Book value per share at $30.91 at year end was 6 percent higher than 2009. Our total shareholder return for 2010 was 27.6 percent, exceeding that of every company in our Peer Group, and our three-year total shareholder return improved to negative 5 percent at year-end 2010, exceeding four of the eight companies in our Peer Group and placing us at just slightly below the Peer Group median for that measure. Dividends paid to shareholders increased for the 50th consecutive year, a record we believe is matched by only 10 other publicly traded companies.

Although our performance over the last three years exceeded that of half of our Peer Group, realizable compensation for our named executive officers was comparatively low, ranking below the 25th percentile. We believe our restructured executive compensation program provides the appropriate incentives to encourage our executive team to continue to deliver value to our shareholders over the long-term, while providing appropriate protection against excessive risk taking to produce those results.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation for our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. The vote is advisory, which means that the vote is not binding on the company, our board or the committee. To the extent there is any significant vote against our named executive officer compensation as disclosed in this proxy statement, the committee will evaluate whether any actions are necessary to address the concerns of shareholders.

Vote Required

The affirmative vote of a majority of the shares present or represented and entitled to vote at the Annual Meeting in person or by proxy is required to approve this proposal. Votes to abstain have the same effect as a vote against the proposal. Broker nonvotes have no effect on the voting for this proposal.

Accordingly, we ask our shareholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the company’s Proxy Statement for the 2011 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and the other related tables and disclosure.”

The board of directors recommends a vote FOR the resolution approving the compensation of our named executive officers as disclosed in this proxy statement.

Proposal 4 – Advisory Vote on Frequency of Future Votes on Executive Compensation of Our Named Executive Officers

Dodd-Frank also requires us to give shareholders the opportunity to vote, on a nonbinding, advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our named executive officers disclosed in accordance with the compensation disclosure rules of the SEC. By voting on this proposal, shareholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation every one, two or three years. Shareholders also may abstain from casting a vote on this proposal.

Our board of directors has determined that an annual advisory vote on executive compensation will allow our shareholders to provide timely, direct input on the company’s executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. We believe that an annual vote is therefore consistent with the company’s efforts to engage in an ongoing dialogue with our shareholders on executive compensation and corporate governance matters.

We recognize that shareholders may have different views as to the best approach for the company. Therefore we look forward to hearing from our shareholders as to their preferences on the frequency for an advisory vote on executive compensation.

This vote is advisory and is not binding on the company or our board of directors in any way. However, the board and the committee will take into account the outcome of the vote, including whether any frequency received a majority of the vote required, when considering the frequency of future advisory votes on executive compensation.

Vote Required

A vote of the majority of the shares present or represented and entitled to vote at the Annual Meeting in person or by proxy must be cast for one of the frequency alternatives in order for it to be considered the “approved” preference of the shareholders. Votes to abstain have the effect of voting against all three alternatives. Broker nonvotes have no effect on the voting for this proposal. If no frequency alternative receives a majority of the vote, no frequency will be considered “approved;” however, the board of directors and the committee will take into account the results of the vote.

The board of directors recommends a vote FOR a frequency of every ONE YEAR for future advisory votes on executive compensation.

Proposal 5 – Re-approval of Performance Objectives of the 2006 Cincinnati Financial Corporation Stock Compensation Plan

We are asking shareholders to consider and re-approve the material terms of the performance goals under the Company’s 2006 Stock Compensation Plan (the 2006 Plan) so that compensation payable under the 2006 Plan to certain covered employees is tax deductible under Section 162(m) of the Internal Revenue Code of 1986 (Section 162(m)). We are not seeking additional shares for the plan and none of the material terms or performance goals of the 2006 Plan are changing from those contained in the 2006 Plan approved by shareholders at the 2006 Annual Meeting of Shareholders.

Under Section 162(m), compensation in excess of $1 million paid in any year to any “covered employee” (as defined by Section 162(m)) is deductible by the company if it is based on the achievement of pre-established performance goals. The committee has adopted the following terms, subject to shareholder approval, under which awards under the 2006 Plan for covered employees would be performance-based and therefore fully deductible and not subject to the limitations of Section 162(m). Although the 2006 Plan was previously approved by shareholders, Section 162(m) requires shareholders to approve the material terms of the performance-based compensation in the 2006 Plan every five years in order to maintain its tax deductibility. Accordingly, we are asking our shareholders to re-approve the material terms for the performance goals under the 2006 Plan.

The material terms of the performance goals that our shareholders are being asked to re-approve include the eligibility of employees to participate in the 2006 Plan, the performance criteria upon which the performance goals may be based, and the maximum amount payable if the performance goals are met. A summary of the 2006 Plan, including each of these aspects, is discussed below.

Purpose – The 2006 Plan is intended and was designed to promote the interest of the company and its shareholders by establishing and providing performance-based incentives in connection with the payment of performance-based compensation to our associates. The purposes of the 2006 Plan are (i) to provide the committee with flexibility by expanding the mix of available stock-based associate incentive compensation vehicles beyond just stock options, (ii) to accommodate performance-based awards, (iii) to increase direct ownership of the company’s common stock by associates more rapidly than an option-only plan by including vehicles that reduce the associate’s initial cash outlay, and (iv) to help attract and retain quality associates with a strong sense of ownership in the company’s performance.

Administration – The plan constitutes an unfunded plan and is administered by the committee, which must include at least two directors who are “non-employee directors” within the meaning of SEC Rule 16b-3 and who are “outside directors” for purposes of Section 162(m).

Eligibility and Participation – As with the company’s other shareholder-approved stock plans, all full-time associates of the company and its subsidiaries are eligible to receive awards under the plan.

Performance Goals – The performance goals for performance awards of stock-based incentive compensation under the 2006 Plan (whether such awards take the form of stock, stock units, or equivalents or cash) made (or paid) to any eligible associate shall consist of objective tests based on one or more of the following: earnings per share, total shareholder return, operating income, net income, adjusted net earnings, cash flow, return on equity, return on capital, the combined ratio, net premium growth, and/or net investment performance. The committee sets the performance targets within the first 90 days of the calendar year to which the goals apply. Performance goals may be measured solely on a corporate, subsidiary or business unit basis, or a combination thereof. Further, performance criteria may reflect absolute company performance or a relative comparison of company performance to the performance of a peer group or other external measure of the selected performance criteria.

Awards and Maximum Awards – The plan provides for stock incentives of several types, including stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards. Awards of all types may be made subject to performance standards established by the compensation committee.

Stock options. Stock options granted under the plan may either be incentive stock options qualifying under Section 422 of the Internal Revenue Code or nonqualified options, both exercisable for the company’s $2.00 par value common stock. At the time of grant, the committee determines the exercise price for options granted under the plan, which may not be less than fair market value of the company’s common stock at that date.

The committee also determines the term of each option, which may not exceed 10 years from the date of grant. Stock options become exercisable in accordance with a vesting schedule established by the committee at the time of grant. Depending on the type of option, the committee may permit an option to be exercised by the participant either for a cash payment or the delivery of shares of the company’s common stock held by the associate, potentially including shares acquired upon exercise of the option.

The aggregate fair market value cannot exceed $100,000, determined at the time of grant, for the shares of common stock any associate may acquire through incentive stock options that become exercisable for the first time during any calendar year. Additionally, the committee may not grant an amount of stock options to any one associate during any consecutive three years which may be converted into more than 300,000 shares of common stock. At its sole discretion, the committee may specify, that the shares to be issued upon an option’s exercise be in the form of restricted stock or other similar securities.

In general, if an associate’s employment is terminated, other than for death, disability, retirement or specified actions initiated by the company, all of the associate’s unexercised stock options are forfeited.

Restricted common stock. Restricted stock vests and becomes transferable upon the satisfaction of conditions set forth in the restricted stock award agreement. Restricted stock awards may be forfeited if, for example, the recipient’s employment terminates before the award vests. Except as specified in the restricted stock award agreement, the holder of a restricted stock award has all the rights of a holder of common stock, including the right to receive dividends on the restricted shares. The committee may not grant more than 100,000 common shares worth of restricted stock and restricted stock units to any one associate during any three-year period.

Restricted stock units. Restricted stock units vest upon the satisfaction of conditions specified in the award agreements. Restricted stock units may be forfeited if, for example, the recipient’s employment terminates before the award vests. Except as specified, the holder of a restricted stock unit or award has none of the rights of a holder of common stock unless shares of common stock are actually delivered in satisfaction of such units. The committee may not grant more than 100,000 common shares worth of restricted stock and restricted stock units to any one plan participant during any three-year period.

Stock appreciation rights (or SARs). SARs may be granted either singly or in combination with underlying stock options. SARs entitle the holder upon exercise to receive an amount in any combination of cash or shares of common stock (as the compensation committee determines) equal in value to the excess of the fair market value of the shares covered by such right over the grant price. The grant price for SARs may not be less than the fair market value of the common stock on the date of grant.

The 2006 Plan also provides for other potential awards that may be denominated in, valued by reference to, or otherwise based on or related to, common stock. The committee specifies the terms of grant, purchase, exercise, exchange or conversion of other stock-based awards. These awards may include, for example, performance shares that entitle the recipient to receive, upon satisfaction of performance goals or other conditions, a specified number of shares of common stock or the cash equivalent thereof. Where the value of such stock-based award is based on the difference between the fair market value of the shares covered by such award and the exercise price, the grant price for such award may not be less than the fair market value on the date of grant.

The committee may not grant more than 100,000 common shares worth of SARs and other stock-based compensation to any associate during any three year period.

Acceleration of Awards Provisions – In the event an associate’s employment is terminated within 12 months after the effective date of and due to a change in control as defined in the 2006 Plan, all stock options and SARs held by the associate as of the date of termination would become fully vested and immediately exercisable; the restrictions applicable to outstanding restricted stock, restricted stock units, and other stock-based awards would lapse; and the awards would become free of all restrictions and fully vested.

Amendment and Termination – The board of directors can amend the plan to meet changes in law or regulations or for any other purpose that at the time may be permitted by law, except that the total number of shares to be issued through the plan may not increase and the board may not decrease the participant’s exercise price of stock options, SARs or other stock-based awards to an amount less than the fair market value on the date of the grant. Additionally, the committee may not cancel an issued stock option and replace it with a different stock option with a lower grant price.

Proceeds – The proceeds from the sale to associates of common stock upon the exercise of any and all stock options and any other stock-based compensation issued under the 2006 Plan constitute general funds of the company and may be used by it for any purpose.

2006 Plan Benefits – Because this proposal relates only to re-approval of the material terms of the performance goals under the 2006 Plan, it will not result in any new benefits being provided to eligible associates in the 2006 Plan. The committee uses its discretion in selecting the associates to receive awards under the 2006 Plan and the particular performance goals applicable to those awards. Therefore, the benefits or amounts to be received by particular individuals in the future under the 2006 Plan cannot be determined at this time.

U.S. Federal Income Tax Consequences – Under current U.S. federal income tax law, awards under the 2006 Plan that are payable in cash are generally subject to ordinary income tax at the time of payment. Share-based awards that are payable in common stock are generally subject to ordinary income tax at the time any restrictions lapse, unless the associate elects to accelerate recognition as of the date of grant. Assuming re-approval is obtained of the material terms of the performance goals under the 2006 Plan, we will generally be entitled to a corresponding federal income tax deduction at the same time the participant recognizes ordinary income in respect to awards under the 2006 Plan.

Vote Required

The affirmative vote of a majority of the votes cast on this proposal is required for approval. Votes to abstain have the same effect as a vote against the proposal. Broker nonvotes have no effect on the voting for this proposal.

The board of directors recommends a vote FOR the proposal to re-approve the material terms of the performance goals under the 2006 Stock Compensation Plan.

Report of the Compensation Committee

The compensation committee reviewed and discussed the Compensation Discussion and Analysis with management. Based on the review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the company’s 2011 proxy statement.

Submitted by the compensation committee:

W. Rodney McMullen (chair), Gretchen W. Price and E. Anthony Woods

Compensation Committee Interlocks and Insider Participation

In 2010, W. Rodney McMullen, Gretchen W. Price and E. Anthony Woods served on the compensation committee. During the 2010 fiscal year, none of the compensation committee members was an officer, employee or former officer of Cincinnati Financial Corporation.

Compensation Discussion and Analysis

The following discussion and analysis contains statements about individual and company performance targets and goals. These targets and goals are disclosed in the limited context of Cincinnati Financial Corporation’s compensation programs and should not be understood to be statements of management’s expectations, outlook, estimates of results or other guidance. We encourage investors to read our 2010 Annual Report on Form 10-K for more comprehensive discussion of our expectations for company performance, as well as factors we have identified as risks to our ability to achieve our overall targets.

The compensation committee of the board of directors (committee) is responsible for determining compensation for the executive officers named in the Summary Compensation Table, Page 43 (named executive officers).

Executive Summary

Although recent years have been difficult for our economy, our industry and our company, our long-term perspective lets us address the immediate challenges while focusing on the major decisions that best position the company for success through all market cycles. We believe that this forward-looking view has consistently benefited our shareholders, agents, policyholders and associates. Our overall executive compensation is designed to align with shareholder interests and to motivate management behavior to increase shareholder value over the long term. While we continue to be challenged by the economy, financial markets and persistent soft market conditions for commercial lines, our largest operating segment, several profit improvement and premium growth initiatives began to be evident in results for 2010.

Our financial performance improved during 2010 as measured by several key indicators. The contribution to net income from our property casualty operations was $53 million higher in 2010 despite soft market conditions for our largest reporting segment, commercial lines. The contribution of investment income grew $9 million while net realized investment gains were down $114 million. We have substantial discretion in the timing of investment sales and, therefore, the gains or losses that are recognized in any period. In both 2010 and 2009, we realized a net investment gain, but 2009 demonstrated the discretionary timing nature of these transactions as it included gains of $624 million from equity security sales, principally from five of our common stock holdings. Invested assets grew $865 million or 8 percent in 2010 and net cash flow from operating activities was $531 million, up slightly from 2009. Book value per share at $30.91 at year end was 6 percent higher than 2009.

Likewise, our operating performance improved in 2010. Highlights include the following:

•
We increased our financial strength with growth of total assets, invested assets, shareholders’ equity and book value per share over previous 2009 levels, reflecting the success of our strategy to manage capital effectively and to actively manage our investment portfolio within established investment parameters. Entering 2011, the portfolio continues to be well-diversified, and we believe it is well-positioned to withstand short-term fluctuations.

•	We increased operating income by 27 percent over prior year levels with improved underwriting, consistent and conservative reserving practices, prudent expense management and steady investment income.
•
We grew property casualty written premiums by 2 percent in 2010, reversing the trend of declines in both 2009 and 2008. Earned premiums also reversed the prior year trend, growing slightly in 2010. Our growth benefited from successful execution of strategic initiatives for targeted growth, including geographic expansion and diversification; greater agency penetration; new product initiatives, including growth of our excess and surplus lines operation; improved pricing precision; and development and use of enhanced technology.

•
We trimmed the level of underwriting loss in 2010 to less than half that of 2009, improving our GAAP combined ratio by 2.8 points to 101.7 percent. The improvement in this profitability measure was the result of premium growth, lower catastrophe losses, favorable reserve development on prior accident years and containment of expenses.

•
Our net investment income grew 3 percent, reversing a decline of 7 percent in 2009. Invested assets grew at a rate that more than offset lower yields from our fixed-maturity portfolio due to 2010’s lower interest rate environment. Interest income rose 5 percent while dividend income declined 1 percent in 2010. Because approximately one-quarter of our total investments are in common stock of high quality, larger capitalization companies that we believe are likely to increase their dividend rate, dividend income is positioned to grow while our book value should also benefit over the long term from capital appreciation.

These efforts supported an increase of our indicated annual cash dividend rate for the 50th consecutive year, a record we believe is matched by only 10 other publicly traded companies. This increase reflects the confidence our board of directors has in our strong capital, liquidity and financial flexibility as well as progress through our initiatives to improve earnings performance

These efforts also produced total shareholder return for 2010 of 27.6 percent, which exceeded the one-year total shareholder return of all eight companies in our Peer Group. We believe this reflects recognition by the stock market that we are positioned to continue growing earnings and book value over the long term.

Three-year total shareholder return improved to negative 4.8 percent at December 31, 2010, up from negative 14.6 percent for the same period ending in 2009, exceeding that of four companies in our Peer Group and placing us slightly below the Peer Group median. Relative three-year total shareholder return compared with our Peer Group is the performance objective used in our long-term performance-based restricted stock unit awards. Combined with stock options, these awards are used to link the long term interests of our executive officers and shareholders.

Despite performance that exceeded half of our Peer Group over the last three years, realizable compensation1 for our named executive officers for the same period continued to lag that realized by the Peer Group. The Pay for Performance Graph below shows that compared with the companies in our Peer Group, we performed near the middle of the group while we compensated our chief executive officer and other named executive officers near the bottom of the group, at or below the 10th percentile.

The committee intends that its 2010 actions to restructure our executive compensation program will increase realizable compensation for our named executive officers as that program matures and performance-based awards granted in recent years are earned.

We also measure our progress by a value creation ratio that we believe captures the contribution of our insurance operations, the success of our investment strategy and the importance we place on paying cash dividends to shareholders. Our value creation ratio is made up of two primary components: 1) our rate of growth in book value per share plus 2) the ratio of dividends declared per share to beginning book value per share. For the period 2010 through 2014, an annual value creation ratio averaging 12 percent to 15 percent is our primary performance target. With heightened economic and market uncertainty since 2008, we believe the long-term nature of this ratio is an appropriate way to measure our long-term progress in creating shareholder value. Beginning in 2009, we aligned performance goals for annual incentive compensation to our one-year value creation ratio compared with our Peer Group. Awards of incentive compensation tie vesting of a portion of annual cash compensation to performance goals and support the committee’s efforts to maximize the company’s federal income tax deduction for executive compensation.

In 2010, our one-year value creation ratio was 11.1 percent, and it was 19.7 percent in 2009. We believe we are positioned to achieve our long-term performance target through execution of our strategic initiatives to improve insurance profitability and grow premium revenues. While we are encouraged that we obtained this result despite the soft commercial lines pricing environment, compared with peers our value creation ratio placed near the bottom quartile, and we did not earn payouts of annual incentive awards. We believe value creation ratio compared with peers remains an appropriate performance goal for our annual incentive compensation awards because it fosters teamwork among our executive officers, requiring them to make sure the contributions of their individual areas of responsibility add to book value through positive earnings, producing healthy cash flow for investment activities and dividend payments. While our overall performance improved in 2010, the performance of the companies in our Peer Group kept pace as measured by our relative targets for our performance-based awards. In 2010, the management of the

1 Three-year realizable compensation is the sum of the following components of compensation as reported and calculated by Equilar: base salary, discretionary cash bonus, total annual incentive cash bonus payout, long-term cash bonus payout, all other compensation, value realized on exercise, value realized on vesting, total value of exercisable options, total value of unvested shares, and total value of unvested incentive plan shares for the three years ending 2009, the most recent year for which such data is available.

company successfully responded to the challenging environment, taking actions to position the company to achieve profitable growth over the long term as economic and business cycles improve. Taking into consideration the efforts of our management team, the company’s performance and the economic and business environments, the committee determined that the compensation paid to our named executive officers for 2010 was reasonable.

Executive Compensation Philosophy and Objectives

The U.S. property casualty insurance industry is a highly competitive marketplace with over 2,000 stock and mutual companies operating independently or in groups. We compete with these companies, some of which offer surplus lines and life insurance products, seeking to increase our share of these multibillion-dollar markets. We market our products exclusively through independent insurance agents. We set ourselves apart from other insurance companies by maintaining an agent-centered focus and strategies that we believe can lead over the long term to a property casualty written premium growth rate that exceeds the industry average and generates consistent underwriting profit. In addition, we set ourselves apart by maintaining an investment philosophy that we believe can drive investment income growth and lead to a total return on our equity investment portfolio that exceeds the Standard & Poor’s 500’s five-year return.

Critical to our long-term success are highly experienced, dedicated and capable executives who can manage our business day to day and who possess the vision to plan for and adjust to changes in the market. We also must nurture the capabilities of our emerging leaders to ensure that we have an appropriate depth of executive talent.

The committee endeavors to ensure that overall compensation paid to our executive officers is appropriate and in line with our overall compensation objective to attract, motivate, reward and retain the executive talent required to achieve the objectives described above, with the ultimate goal of increasing shareholder value. At the same time, the committee is careful to ensure that compensation paid to executives is not excessive as compared with peers and does not encourage unreasonable risk-taking, that its decisions are transparent and easily understood by all stakeholders, and that the elements of compensation employed are in keeping with compensation paid to associates at all levels of the company, allowing for differences due to level of responsibility and individual performance.

With this philosophy in mind, the committee applies certain fundamentals that are key characteristics of our overall compensation program, including:

•	We employ our executive officers “at will,” without severance agreements or employment contracts;

•
We use nonincentive cash compensation to provide adequate and stable compensation that can increase incrementally over time, for all of our full-time associates, including the named executive officers;

•
We use incentive cash compensation (annual incentive compensation) at reasonable levels to reward short-term performance of named executive officers by focusing executive attention on tactical actions believed to be important for achievement of longer-term strategic goals;

•
We use grants of stock options and performance-based restricted stock units, and in 2011 service-based restricted stock units, to align executive officer and shareholder financial interests and focus on the long term. We structure overall compensation so that a significant portion of the named executive officer’s compensation is realized only when we achieve certain performance measures and when our stock price increases. Similarly, we use grants of stock options and service-based restricted stock units for all of our other eligible full-time salaried associates, giving associates an opportunity to build wealth and encouraging them to make decisions in the best interest of the company as a whole by linking their personal financial success with the company’s success. We do not pay dividends or dividend equivalents on unvested stock-based awards;

•	We do not reprice options, exchange options or reset performance targets for incentive compensation awards granted to any of our associates, including the named executive officers;

•
We rely on long-standing, consistently and appropriately applied practices with respect to the timing and pricing of grants of stock-based compensation. When circumstances arise, such as the employment of a new executive officer, we are careful to appropriately time and price grants, if any, to such individuals;

•	We consider changes in levels of compensation when responsibilities change;

•	We consider competitive compensation practices and relevant factors without establishing targets for total compensation at specific benchmark percentiles;

•
We use processes that include committee review of Peer Group and internal performance data, compensation practices and plans, and management recommendations based on evaluations of individual and company performance; and

•
We do not authorize payment of tax gross-ups to executive officers, except in limited circumstances such as a retirement gift of nominal value or relocation assistance on the same basis offered to all retiring or relocating associates.

Overview of 2010 Compensation

Events and Decisions Affecting 2010 Compensation. The compensation disclosed for the named executive officers for 2010 was affected by the committee’s implementation of its previously disclosed plan to restructure executive compensation. Key features of the new structure include:

•
Moving the annual date for compensation decisions from November of the performance year to February following the end of the performance year to provide the committee information about full-year company and peer performance and to grant stock-based compensation outside of regular trading blackout periods associated with announcement of the company’s year-end earnings;

•
Resetting salaries to include that portion of previously used discretionary bonuses not historically considered “at risk” and eliminating discretionary bonuses as a regular component of compensation for executive officers, reserving the right to award such bonuses when circumstances may warrant; and

•
Using a percentage of base annual salary to establish target award levels for grants of short- and long-term performance-based compensation; annual incentive cash compensation and stock-based compensation, respectively; and

•
The committee resumed its practice of granting stock-based compensation awards in the first quarter of the calendar year. In 2009, the committee did not grant stock-based compensation awards; in 2008, it made two grants, accelerating the timing for the grant that would ordinarily have occurred in 2009 to November 2008 to coincide with management changes earlier in the year.

Components of Compensation

The primary components of compensation are discussed below.

3-Year History of Total Direct Compensation at a Glance

		Base		Target		Performance-	Holiday	Target Total	Realized Total
		Annual	Discretionary	Incentive	Stock	Based RSU	Stock	Direct	Direct
Name	Year	Salary	Bonus	Compensation	Options	Target	Bonus	Compensation	Compensation
Kenneth W. Stecher	2010	$963,863	$-	$771,090	$514,060	$257,030	$301	$2,506,344	$935,877
	2009	780,000	245,151	200,000	-	-	257	1,225,408	1,055,408
	2008	750,000	426,060	150,000	1,098,420	300,277	272	2,725,029	1,084,062
Steven J. Johnston	2010	627,590	-	407,934	271,956	135,978	60	1,443,518	595,098
	2009	416,000	235,100	100,000	-	-	26	751,126	667,126
	2008*	400,000	350,000	-	413,360	124,008	-	1,287,368	368,539
Jacob F. Scherer, Jr.	2010	701,602	-	456,041	304,027	152,014	301	1,613,985	666,960
	2009	474,472	252,366	100,000	-	-	257	827,095	745,344
	2008	456,222	380,632	100,000	513,440	154,032	272	1,604,598	823,530
Thomas A. Joseph	2010	570,244	-	370,659	247,106	123,553	301	1,311,863	551,277
	2009	445,000	166,992	75,000	-	-	257	687,249	629,364
	2008	427,875	274,991	100,000	513,440	154,032	272	1,470,610	704,364
Martin F. Hollenbeck	2010	520,000	-	338,000	225,333	112,667	301	1,196,301	507,519
	2009	352,700	89,045	75,000	-	-	257	517,002	429,606
	2008	267,000	106,025	-	297,298	88,250	272	758,845	345,639

*Annualized amounts for officer hired effective June 30, 2008.

Total direct compensation (the sum of base annual salary, discretionary bonus, target level annual incentive compensation and target level stock-based awards) represents the sum of compensation the committee awards to the named executive officers each year. The table above reflects each component of total direct compensation for the last three years, and compares total direct compensation with compensation realized by each named executive officer for that year.

Amounts shown as base annual salary in the table above and the Nonincentive Cash table on Page 30 are the base annual salary rates in effect for the year and include annualized increases for promotions during the year.

Target amounts in the table above and the Annual Incentive Compensation and Stock-based Compensation tables on Pages 31 and 35, respectively for 2010 were set by the committee as a percentage of the named executive officer’s salary. The percentage of salary ranged from 65 percent to 80 percent based on the named executive officer’s tier. Assignment to a particular tier was based on level of responsibility. Mr. Stecher was assigned to the CEO Tier for which target level awards were 80 percent of base annual salary. The other named executive officers were assigned to Tier I for which target level awards were 65 percent of base annual salary. The committee used the same tier assignment and related percentage of salary to determine the target levels of annual incentive awards and of stock-based awards to balance overall performance-based short-term and long-term compensation. Targets for such annual incentive and performance-based restricted stock unit awards in 2009 and 2008, if any, were not linked to salary, but rather were determined by position.

In 2010, total direct compensation increased from 2009 levels as the committee acted to restructure the executive compensation program to transition to compensation that was more performance-based while maintaining the level of base compensation that it had historically considered not to be at risk and resumed grants of stock-based compensation. These actions had the following effects for the named executive officers as a group:

•	Reduced discretionary cash compensation by 8 percent for the group from 2009 levels as salaries were reset;

•
Increased target levels of annual incentive compensation for the group that could be earned by 293 percent from 2009 levels with target levels determined by a percentage of base annual salary according to officer tier assignment; and

•	Increased target levels of stock-based compensation for the group that could be earned by 35 percent over the level of such awards last granted in November 2008.

In the table above, the level of total direct compensation realized by the group in 2010:

•
Is lower than realized total direct compensation for 2009 because of the reduction in nondiscretionary cash compensation described above and no payout of annual incentive compensation awards as the performance target was not achieved for awards granted in February 2010.

•
Is lower than total direct compensation targeted for 2010 because the named executive officers generally did not realize compensation from stock-based awards granted in prior years as nonqualified stock options remained underwater and three-year performance targets were not achieved for vesting of performance-based restricted stock units awarded in February 2008.

The primary components of compensation and the changes for the last three years are discussed below.

Annual Cash Compensation

Nonincentive cash compensation. In 2010, nonincentive cash compensation for named executive officers consisted of base annual salary. The table below reflects each component of nonincentive cash compensation set for the last three years, and also reflects the amount of nonincentive cash compensation realized by the officer for the year, which amounts incorporate timing of any adjustments during the calendar year and the number of pay periods during the year.

Following the committee’s restructuring in 2010, the appropriate comparison of nonincentive cash compensation from year to year is to compare 2010 salary to the sum of salary and discretionary bonus for prior years. Generally, nonincentive cash for named executive officers decreased in 2010 as the committee reset salaries as follows:

•	Held the component that had been base annual salary flat for 2010 compared with 2009 and

•	Added a portion of 2009 discretionary bonus that had been reduced from 2008 that the committee generally considered not to be “at risk.”

At the same time, the committee eliminated discretionary bonus as a regular component of compensation.

The result was that nonincentive cash, in the form of reset salaries, generally was reduced to below 2008 levels. The committee generally intends that in order to receive cash compensation in excess of that received in 2008, the named executive officers would be required to earn it through achievement of performance targets and corresponding payout of annual incentive compensation awards discussed below. The exception was Mr. Hollenbeck, whose nonincentive cash compensation generally increased over the past three years due to promotions, including promotion to the executive officer group, and increases of duties and responsibilities throughout the period.

Nonincentive Cash

				Total Realized
				Nonincentive Cash
Name	Year	Base Annual Salary	Discretionary Bonus	Compensation
Kenneth W. Stecher	2010	$963,863	$-	$935,576
	2009	780,000	245,151	1,055,151
	2008	750,000	426,060	1,083,790
Steven J. Johnston	2010	627,590	-	595,038
	2009	416,000	235,100	667,100
	2008*	400,000	350,000	750,000
Jacob F. Scherer, Jr.	2010	701,602	-	666,659
	2009	474,472	252,366	745,087
	2008	456,222	380,632	823,258
Thomas A. Joseph	2010	570,244	-	550,976
	2009	445,000	166,992	629,107
	2008	427,875	274,991	679,183
Martin F. Hollenbeck	2010	520,000	-	494,262
	2009	352,700	89,045	429,349
	2008	267,000	106,025	345,367
*Annualized amounts for officer hired effective June 30, 2008.

The combined 2009 level of salary and discretionary bonus for the named executive officers as a group decreased 15 percent from 2009 base annual salary plus 2008 discretionary bonus, except for Mr. Hollenbeck for the reasons described above. Base annual salaries for 2009 were set in November 2008 to reflect a 4 percent increase, in line with salary increases for the companywide salary pool established for all associates. The committee determined the 4 percent increase in the companywide salary pool was appropriate based on the assumption that it was competitive with general salary increases in the Cincinnati marketplace.

For 2009, discretionary bonuses paid to the named executive officers as a group declined 36 percent from 2008 levels. This component of compensation was used to affect the decrease in the overall level of nonincentive cash compensation (salary plus discretionary bonus) uniformly for all named executive officers by 15 percent, taking that reduction entirely out of the discretionary bonus component. The level of discretionary bonus reduction varied for each named executive officer and was purely a function of the prior allocation of overall nonincentive cash compensation for the individual officer between salary and discretionary bonus. Those individuals with a higher percentage of overall nonincentive cash compensation weighted to salary saw greater percentage decreases in their discretionary bonuses. The committee determined to reduce nonincentive cash compensation by this amount to reflect the overall challenging economic environment and the company’s mixed performance during the year. Discretionary bonuses were flat in 2008.

Decisions for 2011: At its February 18, 2011, meeting, the committee did not adjust base annual salaries for the named executive officers. In lieu of salary adjustments, the committee granted service-based restricted stock units. Information about these awards is described in Outstanding Award Grants 2008-2011, Decisions for 2011 on Page 33.

Annual incentive compensation. Under the shareholder-approved Annual Incentive Compensation Plan of 2009 (2009 Plan), all executive officers are eligible to annually receive an award of up to $1 million in cash based on achievement of specific performance-based criteria. The Incentive Compensation Plan replaced an older plan in which only the named executive officers were eligible to participate.

The 2009 Plan offers a wide range of performance objectives from which the committee may select one or more performance targets to focus the attention of executive officers on short term tactical actions believed to be important for achievement of longer term strategic goals. It also features a forfeiture and recoupment provision to enable the company to recover payments under this plan when circumstances warrant.

Annual Incentive Compensation

		Target Annual		Realized Annual
		Incentive		Incentive
Name	Year	Compensation	Achievement Level	Compensation
Kenneth W. Stecher	2010	$771,090	< Threshhold	$-
	2009	200,000	< Threshhold	-
	2008	150,000	< Threshhold	-
Steven J. Johnston	2010	407,934	< Threshhold	-
	2009	100,000	< Threshhold	-
	2008	n/a		-
Jacob F. Scherer, Jr.	2010	456,041	< Threshhold	-
	2009	100,000	< Threshhold	-
	2008	100,000	< Threshhold	-
Thomas A. Joseph	2010	370,659	< Threshhold	-
	2009	75,000	< Threshhold	-
	2008	100,000	< Threshhold	-
Martin F. Hollenbeck	2010	338,000	< Threshhold	-
	2009	75,000	< Threshhold	-
	2008	n/a		-

The table above compares target levels for annual incentive compensation with amounts realized by each officer for the year and reports the achievement level attained for that year’s performance goal.

In 2010, all executive officers, including the named executive officers, received grants to earn annual incentive compensation bonuses under the 2009 Plan. Target levels for awards were determined as a percentage of the named executive officer’s salary as described in 3-Year History of Total Direct Compensation at a Glance on Page 28.

Target levels of awards granted in February 2010, as well as prior years, are shown in the table above. The performance objective for the 2010 awards was the level of the value creation ratio achieved for 2010 relative to the eight companies in the Peer Group. The committee selected the performance objective of the company’s value creation ratio relative to peers because it captures the contribution of our insurance operations, the success of our investment strategy and the importance we place on paying cash dividends to shareholders. Performance hurdles for threshold, target and maximum awards were set at the 37.5th, 50th and 75th percentiles of the Peer Group. Achievement of threshold, target and maximum performance hurdles earn award payouts of 30 percent, 100 percent and 200 percent, respectively of target.

In 2010, the company achieved a value creation ratio of 11.1 percent, exceeding that ratio for the 25th percentile of the Peer Group, but falling short of the threshold level of the 37.5th percentile required for payout.

The named executive officers also did not realize annual incentive compensation in 2009 or 2008. In 2009, the company achieved a value creation ratio of 19.7 percent, exceeding the company’s long-term target for this measure. However, on a relative basis, the company’s value creation ratio exceeded that ratio for 25th percentile of the Peer Group but missed achievement of the threshold level of the 37.5th percentile of the Peer Group required for payout. In 2008, under the prior plan, the company did not achieve the performance target established by the committee as the company’s adjusted gross written premiums declined 2.3 percent, exceeding the targeted decline of less than 1.5 percent; and adjusted operating income declined 24.1 percent, exceeding the targeted decline of less than 14 percent. Because two of the 2008 performance targets were not achieved, the awards were not earned.

Decisions for 2011: At its February 18, 2011, meeting, the committee determined that the tier assignments, level of awards and performance hurdles and potential payouts used in 2010 were appropriate for 2011 awards. Accordingly, target levels of annual incentive compensation grants were established at $771,090 for Mr. Stecher, $407,934 for Mr. Johnston, $456,041 for Mr. Scherer, $370,659 for Mr. Joseph and $338,000 for Mr. Hollenbeck. The performance objective for the awards is the level of value creation ratio achieved for 2011 compared with the eight companies in the Peer Group. Performance hurdles for threshold, target and maximum awards were set at the 37.5 th, 50th and 75th percentiles of the Peer Group. Achievement of threshold, target and maximum performance hurdles earn award payouts of 30 percent, 100 percent and 200 percent, respectively of target. The committee uses the same tier assignment and related percentage of salary to determine the target level of stock-based awards to balance overall performance-based, short-term and long-term compensation.

Long-Term Stock-Based Compensation

We believe people tend to value and protect most that which they have paid for, generally by investing their time, effort or personal funds. Over the long run, we believe shareholders are better served when associates at all levels have a significant component of their financial net worth invested in the company. For that reason, we grant awards of stock-based compensation not only to our directors and to named executive officers, but also generally to all full-time salaried associates of the company. We believe this approach encourages associates at all levels to make decisions in the best interest of the company as a whole, linking their personal financial success with the organization’s success. Although we do not have access to information about broker accounts, we estimate that approximately 90 percent of our current associates hold shares of Cincinnati Financial Corporation. Stock ownership guidelines applicable to all directors and officers will help the committee monitor ownership for all directors and officers. Our Director and Officer Stock Ownership Guidelines can be found at www.cinfin.com/investors.

We award stock-based compensation not only to reward service to the company, but also to provide incentive for individuals to remain in the employ of the company and help it prosper. The committee primarily uses two types of stock-based awards used for grants to the named executive officers. The committee uses nonqualified stock options that vest in equal amounts over the three years following the grant date and performance-based restricted stock units that cliff vest after three years if performance targets are achieved. Performance-based restricted stock units tie vesting of a portion of stock-based compensation to performance goals and support the committee’s efforts to maximize the company’s federal income tax deduction for executive compensation. Stock options tie the compensation realized from such awards, if any, to changes in the stock price experienced by shareholders generally. The three-year performance period for awards of restricted stock units reinforces the company’s long-term focus and matches the period after which stock option awards are fully vested and exercisable. If the restricted stock units vest, the award is paid in shares of common stock, one share for each restricted stock unit. For performance-based restricted stock units, the committee expects to set targets that it considers achievable, but that require some stretch, based on market conditions and the current insurance industry environment at the time of grant.

Stock-based awards granted to all associates in 2010 totaled less than 1 percent of total shares outstanding. In 2010, approximately 13 percent of all stock-based awards were granted to the company’s executive officers and 87 percent were granted to more than 2,700 other company associates.

Additionally, named executive officers are eligible to receive stock bonuses under the company’s broad-based Holiday Stock Bonus Plan, which annually awards one share of common stock to each full-time associate for each year of service up to a maximum of 10 shares. This plan, in effect since 1976, encourages stock ownership at all levels of the company.

Stock-based Compensation

			Target		Target Total Stock-	Realized Stock-
		Non-Qualified	Performance-	Holiday Stock	Based	Based
Name	Year	Stock Options	Based RSUs	Bonus	Compensation	Compensation
Kenneth W. Stecher	2010	$514,060	$257,030	$301	$771,391	$301
	2009	-	-	257	257	257
	2008	1,098,420	300,277	272	1,398,969	272
Steven J. Johnston	2010	271,956	135,978	60	407,994	60
	2009	-	-	26	26	26
	2008	413,360	124,008	-	537,368	-
Jacob F. Scherer, Jr.	2010	304,027	152,014	301	456,342	301
	2009	-	-	257	257	257
	2008	513,440	154,032	272	667,744	272
Thomas A. Joseph	2010	247,106	123,553	301	370,960	301
	2009	-	-	257	257	257
	2008	513,440	154,032	272	667,744	25,181
Martin F. Hollenbeck	2010	225,333	112,667	301	338,301	13,257
	2009	-	-	257	257	257
	2008	297,298	88,250	272	385,820	272

Stock-based Compensation Realized in 2010

The named executive officers generally did not realize compensation from stock-based awards granted in prior years other than the annual grant of shares under the Holiday Stock Plan described above. The three-year performance period for performance-based restricted stock units granted to Messrs. Stecher, Scherer, and Joseph in February 2008 and Mr. Johnston in July 2008 ended December 31, 2010. For these awards, threshold, target and maximum aggregate three-year performance hurdles of 285 percent, 300 percent and 315 percent of 2007 operating income were established for threshold, target and maximum awards. For these awards the committee used the definition for operating income set forth in the prior incentive compensation plan, but amended that definition to include an annual cap of 2.5 percentage points on the combined ratio for the contribution of favorable development on prior period reserves. The committee determined that these awards did not vest because the company did not achieve the stated performance target for the three calendar years ending December 31, 2010. To trigger payout for achievement of the threshold level performance hurdle, the company would have had to achieve operating income, as defined for the three calendar years ending December 31, 2010 of $1.48 billion. The company’s operating income for that performance period was $782 million.

Mr. Hollenbeck did realize compensation from the vesting of service-based restricted stock units granted in January 2007, when Mr. Hollenbeck was not an executive officer.

Outstanding Award Grants 2008-2011

2011 Grants. At its meeting on February 18, 2011, maintaining the new structure for executive compensation begun in 2010, the committee granted performance-based stock compensation awards of nonqualified stock options and performance-based restricted stock units for the named executive officers. The grant date value of target levels for these performance-based stock compensation awards was determined as a percentage of the named executive officer’s salary as described in 3-Year History of Total Direct Compensation at a Glance on Page 28. Two-thirds of the grant date value is allocated to nonqualified stock options and one-third is allocated to performance-based restricted stock units. The number of stock options or restricted stock units is determined by dividing the allocated amount for each award by the average of the high and low sales price for the company’s stock on Nasdaq on the date of grant.

The performance objective for the performance-based restricted stock units is the level of three-year total shareholder return achieved for the three years ending December 31, 2013, compared with the eight companies in the Peer Group. Performance hurdles for threshold, target and maximum awards were set at the 25th, 50th and 75th percentiles of the Peer Group. Achievement of threshold, target and maximum performance hurdles earn award payouts of 75 percent, 100 percent and 125 percent, respectively of target.

The committee granted nonqualified stock options and target levels of performance-based restricted stock units to the named executive officers as follows: $771,090 grant date value for Mr. Stecher consisting of 15,104 stock options and 7,552 restricted stock units; $407,934 grant date value for Mr. Johnston consisting of 7,991 stock options and 3,996 restricted stock units; $456,041 grant date value for Mr. Scherer consisting of 8,933 stock options and 4,467 restricted stock units; $370,659 grant date fair value for Mr. Joseph consisting of 7,261 stock options and 3,631 restricted stock units; and $338,000 grant date fair value for Mr. Hollenbeck consisting of 6,621 stock options and 3,311 restricted stock units.

In 2011, the committee additionally granted awards of service-based restricted stock units to the named executive officers in lieu of salary increases. The grant date value of the awards is 5 percent of the named executive officer’s salary. The number of service-based restricted stock units is determined by dividing the allocated amount for each award by the average of the high and low sales price for the company’s stock on Nasdaq on the date of grant. These service-based restricted stock units cliff vest on the third anniversary of the grant date.

The committee granted service-based restricted stock units to the named executive officers as follows: $48,192 grant date value for Mr. Stecher consisting of 1,416 restricted stock units; $31,380 grant date value for Mr. Johnston consisting of 922 restricted stock units; $35,080 grant date value for Mr. Scherer consisting of 1,031 restricted stock units; $28,512 grant date value for Mr. Joseph consisting of 838 restricted stock units; and $26,000 grant date value for Mr. Hollenbeck consisting of 764 restricted stock units.

2010 Grants. In 2010, the grant date value of target levels for awards for stock-based compensation was determined as a percentage of the named executive officer’s salary based on the same tiers and corresponding percentages of salary and other processes used to determine the 2011 level of grants described above

The performance objective for the performance-based restricted stock units is the level of three-year total shareholder return achieved for the three years ending December 31, 2012, compared with the eight companies in the Peer Group. Performance hurdles for threshold, target and maximum awards were set at the 25th, 50th and 75th percentiles of the Peer Group. Achievement of threshold, target and maximum performance hurdles earn award payouts of 75 percent, 100 percent and 125 percent, respectively of target.

At its February 19, 2010, meeting, the committee granted nonqualified stock options and target levels of performance-based restricted stock units to the named executive officers as follows: $771,090 grant date value for Mr. Stecher consisting of 19,344 stock options and 9,672 restricted stock units; $407,934 grant date value for Mr. Johnston consisting of 10,234 stock options and 5,117 restricted stock units; $456,041 grant date value for Mr. Scherer consisting of 11,441 stock options and 5,721 restricted stock units; $370,659 grant date value for Mr. Joseph consisting of 9,299 stock options and 4,650 restricted stock units; and $302,736 grant date value for Mr. Hollenbeck consisting of 8,480 stock options and 4,240 restricted stock units.

November 2008 Grants. The committee did not make its regular first-quarter grants of stock-based compensation in 2009 because it had accelerated the timing of those grants to November 2008, to tie them to management changes made earlier that year. This resulted in two rounds of stock-based awards in 2008, one in the first quarter and one in the fourth quarter, and none in 2009. At the time of the November 2008 grants, nearly all outstanding unexercised stock options granted in prior years were underwater.

At the time of the November 2008 grants, the committee made decisions about stock-based compensation based on the number of shares underlying the award determined by position, which remained constant for each position year over year, rather than the cost of the awards in any given year.

The performance-based restricted stock units granted in November 2008 will vest according to the level of total shareholder return achieved over the three calendar years ending December 31, 2011. Threshold, target and maximum aggregate three-year performance targets at the 25th, 50th and 75th percentiles of the Peer Group’s three-year total shareholder return were established for payouts of threshold, target and maximum awards of 50, 100 and 150 percent of target, respectively.

At its meeting on November 14, 2008, the committee granted nonqualified stock options and target levels of performance-based restricted stock units to the named executive officers as follows: $791,648 grant date value for Mr. Stecher consisting of 30,000 stock options and 7,900 restricted stock units; $237,952 grant date value each for Messrs. Johnston, Scherer, Joseph and Hollenbeck consisting of 8,000 stock options and 2,400 restricted stock units.

Policy on Pledging and Hedging of Company Stock

Through our awards of stock options, restricted stock units and Holiday shares, we encourage ownership of the company’s stock at all levels of the company. Over the years, many associates, including officers, have used shares of company stock they own to collateralize loans to fund exercises of stock options. We do not prohibit the pledging of shares. However, we encourage associates to exercise good judgment when pledging their shares, and to consult with their financial advisers to ensure that they do not find themselves in the position of involuntarily selling shares during a trading blackout or when they might otherwise be in possession of material nonpublic information.

Officers are prohibited from engaging in any form of hedging or monetization transactions involving the company’s stock. Such transactions can decouple the officer’s interest from the interests of shareholders generally and can limit the officer’s ability to control the timing of stock transactions to avoid times when not in possession of material nonpublic information.

Stock-based award grant practices. In awarding stock options and other forms of stock-based compensation, the committee follows certain general precepts:

•
Timing. With its resumption of granting stock-based compensation in 2010, the committee changed the timing of granting stock-based compensation to company associates to its February meeting each year. This meeting is purposely scheduled to occur shortly after the company announces its financial results for the preceding year, and therefore occurs when it does not expect to be in possession of material nonpublic information. The committee makes its grants of restricted stock to directors under the Directors’ Stock Plan of 2009 at its first regularly scheduled meeting of the year. The committee believes the consistency of this practice since adoption of the first Director Stock Plan in 2006 eliminates concerns over timing. When grants are made at any other time of the year, the committee ensures that such grants are granted outside of any regular trading blackout associated with the company’s disclosure of financial results and when the company is not otherwise in possession of material nonpublic information.

•
Option Exercise Price. All stock-based compensation is granted at fair market value on the date of grant. For stock-based awards in 2007 and 2008 under the 2006 Stock Compensation Plan and Stock Option Plan VII, fair market value is defined as the average of the high and low sale price on Nasdaq on the grant date. For stock options granted before 2007 under Stock Option Plan VII, the fair market value is defined as the closing price on Nasdaq on the business day prior to the grant date. Unless a future date is specified, the grant date is the date of the committee meeting at which the grant is made. Fair market value for awards under the 2009 Director Stock Plan and the Holiday Stock Bonus Plan is the average of the high and low sale price on Nasdaq on the grant date. The committee does not delegate timing or pricing of stock-based awards to management.

•
Procedure. Stock-based awards for all executive officers are determined by the committee according to the formula described above. For all other associates receiving stock-based grants, the chief executive officer recommends tiers of stock-based awards for each level of responsibility throughout the organization, based on job titles. Managers participate in the stock-based award process by confirming which full-time associates at each level they believe should be eligible for a stock-based award and by providing information about the performance level of those associates. The committee ultimately determines the number of shares granted, and may adjust the number of shares for individuals or groups after committee deliberations. The committee does not delegate authority to management to grant stock options or other stock-based awards.

Retirement Benefits

In 2008, the company transitioned away from providing associates with a defined benefit pension plan, instead choosing to assist associates to build savings for retirement by providing a company match of associate contributions to a tax qualified 401(k) plan. This change was primarily in response to requests from associates who wanted control over their retirement benefit accounts. Participation in the defined benefit pension plan terminated for associates under the age of 40, and they transitioned to the new tax qualified 401(k) plan with a company matching contribution. None of the named executive officers are under age 40. Associates age 40 and over as of August 31, 2008, were given a one-time election to remain in the defined benefit pension plan or to leave the plan and participate in the 401(k) plan with a company match. Those associates leaving the pension plan received distributions of their accumulated pension benefit from the defined benefit plan that they could choose to receive in cash, roll over to the company’s 401(k) plan or rollover to an Individual Retirement Account. Mr. Hollenbeck elected to leave the pension plan, rollover his accumulated benefit to Individual Retirement Accounts and participate in the 401(k) with the company match on a going-forward basis. Mr. Johnston, hired after entry to the pension plan was closed, also participates in the 401(k) plan with the company match. All other named executive officers elected to remain in the pension plan.

Tax-qualified defined benefit pension plan. The Cincinnati Financial Corporation Retirement Plan (Retirement Plan) is a tax-qualified defined benefit pension plan available to all full-time associates ages 40 and over on August 31, 2008, who elected to remain in the plan effective September 1, 2008. The Retirement Plan is closed to new participants. Members of the Retirement Plan earn one year of service for each calendar year in which they work at least 1,000 hours. Members also earn service for time that they are paid, or entitled to be paid, but do not actually work. These times include vacation, holidays, illness and military duty and some periods of disability. The maximum amount of service that may be earned under the Retirement Plan is 40 years. Vesting is 100 percent after five years of service, and there are no deductions for Social Security or other offset amounts.

The Retirement Plan defines earnings for any given plan year as the base rate of salary in effect on the last day of the plan year, subject to the maximum recognizable compensation under Section 401(a)(17) of the Internal Revenue Code. Bonuses, stock-based awards and other forms of compensation do not contribute to earnings under the Retirement Plan.

Normal retirement age as defined in the Retirement Plan is age 65. The normal retirement pension is computed as a single life annuity. The annual benefit payment is the greater of the following two calculated amounts:

The first calculated amount is the sum of:

1.	0.45 percent per year of the member’s highest five-year average earnings for the first 15 years of service, plus

2.	1.35 percent per year of the member’s highest five-year average earnings up to $35,000 for the first 15 years of service, plus the sum of:

a.	0.6 percent per year of the member’s highest five-year average earnings for years 16 through 40 plus

b.	1.8 percent of the member’s highest five-year average earnings up to $35,000 for years 16 through 40.

The second calculated amount is the sum of:

1.	0.9 percent per year of the member’s highest five-year average earnings for the first 15 years of service plus

2.	1.2 percent per year of the member’s highest five-year average earnings for years 16 through 40.

The normal form of benefit payment under the terms of the Retirement Plan is a single life annuity for unmarried members and a joint and 50 percent survivor annuity for married members. The plan permits members to elect to receive payment of benefits in the following forms:

•	Single life only
•	Single life only with 60-month or 120-month guarantee
•	Joint and 50 percent contingent annuitant
•	Joint and 66.67 percent contingent annuitant
•	Joint and 75 percent contingent annuitant
•	Joint and 100 percent contingent annuitant
•	Lump sum

Alternative forms of benefit payment are offered to provide plan members some flexibility in retirement income and estate planning by giving them the option of electing monthly benefits with or without a survivor’s benefit. Generally, the single life annuity alternative provides the largest monthly benefit, but does not provide a survivor’s benefit. All other payment forms are the actuarial equivalent of the single life annuity alternative. Alternatives other than the single life annuity provide slightly lower monthly benefits to the plan member, depending on such factors as presence of survivor’s benefit, the member’s age and any contingent annuitant’s age. The lump sum payment permits plan members to roll the present value of their benefit into an Individual Retirement Account and defer income taxes until the member withdraws funds from that account.

Supplemental retirement plan. The second retirement plan in which some named executive officers participate is The Cincinnati Financial Corporation Supplemental Retirement Plan (SERP). The SERP is unfunded and subject to forfeiture in the event of bankruptcy.

The SERP is a non-tax-qualified plan maintained by the company to pay eligible associates the difference between the amount payable under the tax-qualified plan and the amount they would have received without the tax-qualified plan’s limit due to Section 401(a)(17) and Section 415 of the Internal Revenue Code. Accordingly, the SERP definitions for service, normal retirement and annual earnings are the same as those for the Retirement Plan except the SERP’s definition of annual earnings is not limited, and there is no limit on number of years of service.

The SERP is integrated with Social Security. The integration level is equal to the average of the integration levels for the period of the member’s employment, using wages paid, with a maximum of $6,000 for years beginning before 1976 and wages subject to Social Security tax for all years after 1976.

The pension benefit under the SERP is payable only in the form of a single lump sum. The normal retirement pension benefit for current members of the SERP is the sum of 0.75 percent of the member’s highest five-year average annual earnings below the integration level plus 1.25 percent of the member’s highest five-year average annual earnings in excess of the integration level, multiplied by the number of years of service, minus the pension benefit payable from the Retirement Plan.

All of the named executive officers who participate in the SERP were members of the SERP on or before January 1, 2006. For members added to the SERP on or after December 1, 2006, the normal retirement benefit under the SERP will be equal to the excess of the member’s monthly benefit under the Retirement Plan as of the member’s retirement date, without regard to the limit on earnings under Section 401(a)(17) of the Internal Revenue Code and without regard to any limit on benefits under Section 415 of the Internal Revenue Code over the member’s monthly benefit payable under the Retirement Plan as of the member’s retirement date.

Both retirement plans permit early retirement between age 60 and age 65, provided the member has at least five years of service. Benefits for early retirement are calculated by adjusting for life expectancy and reducing the benefit payable at age 65 by 0.5 percent per month for each month prior to age 65 that the member elects to begin receiving pension benefits. For example, a member who elects to retire at age 60 would receive 70 percent (60 months X 0.5 percent = 30 percent reduction) of the life-expectancy adjusted benefit payable at age 65.

Actuarial work related to both the Retirement Plan and SERP is performed by Towers Watson, which provides human resource strategy, design and management; actuarial and management consulting to the financial services industry; and reinsurance intermediary services. The committee engaged Towers Watson to provide actuarial and consultative services related to the design of the company’s retirement and employee benefit plans. Towers Watson also brokers our property casualty and certain working reinsurance treaties, and we have used Towers Watson for various projects, including access to catastrophe loss modeling.

Members of the SERP include executive officers whose benefits under the Retirement Plan are limited by Section 401(a)(17) of the Internal Revenue Code.

Defined contribution plans. The company sponsors a tax-qualified 401(k) savings plan for all associates as well as the Cincinnati Financial Corporation Top Hat Savings Plan, a deferred compensation plan for a select group of management or certain highly compensated associates. The company made no cash contributions to the 401(k) or Top Hat plans until September 2008. In connection with retirement benefit plan changes effective September 1, 2008, the company began to match contributions to the 401(k) plan made by associates who are not members of the Retirement Plan, up to a maximum of 6 percent of the associate’s annual cash compensation (salary and variable compensation award). Participants in the Top Hat savings plan do not receive a matching contribution from the company unless their compensation level exceeds the maximum recognizable compensation under Section 401(a)(17) of the Internal Revenue Code, which for 2010 was $245,000. Contributions made by associates immediately vest, while company matching contributions vest with three years of service. Messrs. Johnston and Hollenbeck participate in these defined contribution plans and receive company matches of contributions made in each up to the 6 percent maximum. The company’s matching contributions vest on the third anniversary of an associate’s employment.
Perquisites and Other Personal Benefits

Perquisites and other personal benefits are intended to support our corporate objectives or the performance of an individual’s responsibilities. Perquisites and personal benefits are offered to the named executive officers on the same basis as to all of the company’s officers, and may include personal umbrella liability insurance coverage, life insurance, executive tax services, use of a company car, safe driver award, executive health exams, club dues and spouse travel to and meals associated with certain business functions. Management is responsible for administering these programs. From time to time, the committee reviews these programs and may recommend changes or additions. The committee reviews the types and level of perquisites offered but does not control directly the actual amounts of named executive officer compensation paid pursuant to these programs.

The committee believes that the level of perquisites and personal benefits we offer our officers is de minimis, totaling no more than $13,604 for any named executive officer in 2010. Because the level of perquisites is low and each perquisite has business value, the committee does not consider them when monitoring total compensation levels.

Compensation Practices and Policies

Role of executive officers. Our chief executive officer makes recommendations to the committee for base annual salary, any discretionary bonus, and performance-based compensation. Supporting these recommendations are his assessment of each officer’s performance and current compensation compared with changes in responsibilities during the year, if any, and his assessment of what the company can afford to pay based on the performance of the company in the current year. Additionally, our chief executive officer provides the committee with historical compensation data sheets for each executive officer containing all elements of compensation paid to each executive officer and pro forma compensation disclosure tables for all executive officers, similar to those included in this proxy statement, as well as comparative performance and compensation data for the Peer Group compiled by Equilar Inc., an independent subscription service that automates the collection of such information.

Role of committee. The committee makes the final determination of base salary, any discretionary bonus and performance-based compensation for the chief executive officer and for each of the other named executive officers. The committee takes into account the recommendations of the chief executive officer regarding the other named executive officers and the data supplied by the chief executive officer.

Beginning in 2010, the committee meets in February each year to set base annual salaries, grant stock-based and incentive compensation awards and to consider the payment of any incentive compensation earned upon satisfaction of performance goals established in the prior year’s incentive compensation award grant. The committee also may meet during the year to set or adjust compensation appropriately if management changes or new executive officers join the company.

The committee considers its own experience with and information received from and about the named executive officers, including:

•
Interactions of the board and its committees with the named executive officers. The chief executive officer and chief financial officer regularly attend board meetings and provide commentary on activities of the company as well as their areas of responsibility. Other named executive officers in operating positions make presentations to the board and otherwise have contact with board members from time to time.

•	The chief executive officer’s ongoing reports to the board and its committees about individual named executive officer activities and performance.
•	Business results and business unit results, including reports:
o	filed with the SEC,
o	provided regularly to the board by management, including non-public financial, insurance and investment performance summaries, and
o	provided to the board on an as-needed or as-requested basis.

The committee also considers specific financial and operational metrics for business segments, business units and other subsets of the organization. Management monitors and provides these reports to the directors, including committee members, on an ongoing basis. This information is shared with the board and the committee through a variety of channels. For example:

•
Comparisons of growth, profitability and selected other trends to averages for the entire property casualty industry or major subsets, such as our Peer Group or the average for the commercial or personal lines insurance segments presented in our public filings. For statutory data, we most frequently rely on data prepared by A.M. Best Co., a worldwide insurance-rating and information agency. For data based on GAAP, in 2006 we began to use information provided by SNL Financial LLC, a sector-specific information and research firm in the financial information marketplace.

•	Reports from and board discussions with our planning and risk management officer regarding progress toward achievement of our corporate strategic goals.
•
Reports and board discussions with executive officers responsible for broad areas of our insurance, investment and operational activities, including our named executive officers, about management’s assessment of business unit and overall industry trends based on a variety of data monitored by the business units.

The committee does not have a pre-defined formula that determines which of these factors may be more or less important, and the emphasis placed on specific factors may vary among the named executive officers. Ultimately, it is the committee’s judgment of these factors, in its normal deliberations and in executive session, along with competitive data and discussions with and recommendations from the chief executive officer, that form the basis for determining the compensation for the named executive officers.

Compensation Risk Assessment

In 2010, the committee considered a compensation risk assessment conducted by the vice president of planning and risk management. While the assessment covered compensation plans and practices used for all associates, particular attention was paid to the restructured executive compensation program and its incentive-based components.

The risk assessment process included a review of the company’s compensation programs and plan documents, interviews of the chief executive officer and other members of management and counsel, minutes of the meetings of the committee, and the company’s public disclosures concerning executive compensation.

For the executive compensation program, the risk assessment identified the component parts of the program and the information and process used by the committee to set the level of compensation for each. Independence and qualifications of committee members and rigor of the committee’s oversight and administration of the executive compensation program also were examined. Levels of compensation paid to the company’s named executive officers were found to be moderate and in line with the committee’s compensation philosophy and the company’s financial performance compared to the Peer Group, but substantially lower than the median compensation paid to the named executive officers of the Peer Group.

Controls were identified that reduce risk and link incentives to the company’s overall performance, including:

•	Moderate levels of annual incentive cash compensation tied to the company’s value creation ratio compared with the Peer Group, with caps on maximum payouts for any individual;

•	Moderate levels of performance-based restricted stock units tied to the company’s three-year total shareholder return compared with the Peer Group with caps on maximum payouts for any individual;

•	Moderate levels of stock options that require the individual to invest their own money and that are only valuable if the stock price rises over the term of the option;

•	Equal balancing of incentive compensation between short-term (annual incentive cash) and long-term (stock-based compensation);

•	Clawback provisions that allow the committee to recover certain performance-based compensation if financial results are restated;

•	Availability and exercise of negative discretion to reduce or eliminate payout of performance-based compensation;

•	Different performance objectives for short-term and long-term incentive compensation awards;

•	Performance objectives and targets that are easily calculable and clearly disclosed to investors;

•	Incentive cash and stock-based compensation determined by company performance rather than individual performance;

•	Double-trigger change in control provisions in all plans providing incentive-based compensation;

•	Stock ownership guidelines that require officers to hold a sizeable number of shares to ensure an appropriate link to the long-term performance of the company and to shareholders; and

•	Excellent “tone at the top” to encourage ethical decision making and adherence to the company’s Code of Conduct and other business guidelines.

Similarly, the risk assessment identified the component parts of the programs for all other company associates, the information and process used by management to set the level of compensation for each, and the information and process used. The compensation program used for all associates, except executive officers, lack risk aggravators and is uniform across the organization.

Controls were identified that reduce risk and link incentives to the company’s overall performance, including:

•	Pools for salary and bonus awards to associates are determined by the committee and are calibrated to the company’s operating earnings;

•	Individual decisions about salary or discretionary bonus are made within the confines of pools for each and reviewed by the Personnel department;

•
Moderate levels of stock-based compensation for full-time, exempt associates in the form of stock options and service-vesting restricted stock units determined by level of responsibility, subject to specified adjustments to recognize varying levels of individual performance;

•	Double-trigger change in control provisions in all plans providing incentive-based compensation;

•	Stock ownership guidelines that require nonexecutive officers to hold a sizeable number of shares to ensure an appropriate link to the long-term performance of the company and to shareholders; and

•	Excellent “tone at the top” to encourage ethical decision making and adherence to the company’s Code of Conduct and other business guidelines.

Based on all of the above, the risk assessment concluded that none of the company’s compensation plans incentivized excessive risk taking or are reasonably likely to have a material adverse effect on the company’s financial position.

Benchmarking, compensation consultants and peer groups. We believe our business philosophies and strategies differentiate our company in many positive ways, while diminishing comparability to industry peer groups. We believe that it is important to link performance-based compensation to company performance compared with peers. Accordingly, the performance targets for our annual incentive compensation and performance-based restricted stock units are relative targets compared with the Peer Group. We also believe that linking the level of performance-based awards to a percentage of base annual salary that are paid out according to a predetermined formula based upon achievement of performance goals for all of our executive officers, unites the personal financial interests of the executive team, focusing its attention on achievement of performance goals designed to increase shareholder value over the long term.

We do not believe that benchmarking our executive compensation to an arbitrary level of compensation of our Peer Group adds value for shareholders. The compensation paid to our named executive officers as a group is low compared with the Peer Group. As reported by Equilar, total direct compensation of $4,163,431 paid to our named executive officers in 2009, the last year for which data is available, was 32 percent of the average total direct compensation of $13,103,780 paid by companies in the Peer Group to their named executive officers in the same year. Increasing compensation for our named executive officers to achieve a benchmark at the median or higher level of our peers would serve only to increase compensation expense without a corresponding benefit to shareholders that we cannot otherwise achieve with our current structure and approach to executive compensation. Our approach is to consider competitive compensation practices and relevant factors to influence appropriate changes to our executive compensation structure and levels over time. This provides us with flexibility in maintaining and enhancing our executive officers’ focus, motivation and enthusiasm for our future while controlling overall compensation expense. We believe our levels of compensation are competitively reasonable and appropriate for our business needs and circumstances.

For similar reasons, we do not compare compensation of individual named executive officers with executives carrying similar titles across a peer group. The committee reviews performance and compensation data of the Peer Group to gain a sense of whether we are providing generally competitive compensation for our named executive officers individually and as a group. Since 2008, our Peer Group consists of eight companies: The Chubb Corporation, The Hanover Insurance Group Inc., Harleysville Group Inc., The Hartford Financial Services Group Inc., Markel Corporation, Selective Insurance Group Inc., State Auto Financial Corporation and The Travelers Companies Inc. (Peer Group).

These eight publicly traded companies were selected because they generally market their products through the same types of independent insurance agencies that represent our company, and they provide both commercial lines and personal lines of insurance, as we do. We also included a company in the Peer Group that historically has followed an equity investment strategy similar to ours and that offers surplus lines coverages, similar to the business we entered in 2008.

Comparative performance and compensation data reviewed by the committee suggests that the company’s executive compensation is at levels consistent with its performance as compared with the Peer Group. The following table ranks the company and the eight companies in the Peer Group according to market capitalization at December 31, 2010, and ranks one- and three-year total shareholder returns as of December 31, 2010 as reported by Bloomberg L.P. and compensation data compiled by Equilar from the 2010 proxy statements, the most recent year for which such data is available.

		One-Year	Three-Year
		Total	Total	2010
	Market	Shareholder	Shareholder	Total Direct
Rank	Capitalization	Return	Return	Compensation
1	Travelers	Cincinnati	Harleysville	Chubb
2	Chubb	Harleysville	Chubb	Travelers
3	Hartford	Chubb	Travelers	Hartford
4	Cincinnati	Hartford	Hanover	Selective
5	Markel	Travelers	Cincinnati	Hanover
6	Hanover	Selective	Selective	Markel
7	Harleysville	Markel	Markel	State Auto
8	Selective	Hanover	State Auto	Harleysville
9	State Auto	State Auto	Hartford	Cincinnati

The committee does not employ compensation consultants for recommendations concerning executive compensation. Our executive compensation levels are low compared with peers in line with our tradition of keeping overall expenses low. Our compensation programs are not complex and, because we do not believe that benchmarking to specified levels of generally higher levels of compensation paid by peers would deliver a benefit to our shareholders, the committee does not believe it requires the services of a compensation consultant to assist with either administration of current plans or establishing appropriate levels of compensation. The committee will continue to monitor the new compensation structure to ensure that the compensation it wishes to deliver to the executive team is delivered as appropriate to overall company and individual performance. The committee does review and consider Peer Group performance and compensation data collected by the chief financial officer from the Equilar service and publicly available proxy statements and Form 10-K filings.

Tax policies. Section 162(m) limits to $1 million per year the federal income tax deduction to public corporations for compensation paid for any fiscal year to any individual who is identified as a named executive officer as of the end of the fiscal year in accordance with the Exchange Act. This limitation does not apply to qualifying “performance-based compensation.” Our committee designed our annual incentive compensation awards (which permit the committee to exercise negative discretion to reduce or eliminate payment of awards as it did in 2008) and performance-based restricted stock units to qualify for the performance-based compensation exception to the $1 million limit. In addition, stock options are considered performance-based compensation that qualify for the exception.

The committee believes that our shareholders are best served by not restricting our committee’s discretion and flexibility in making compensation decisions such as annual salaries, variable compensation awards, service-based restricted stock units and similar nonperformance-based awards, although some of these elements of compensation may from time to time result in certain non-deductible compensation expenses. Accordingly, the committee may from time to time approve compensation for certain named executive officers that is not fully deductible and reserves the right to do so in the future, in appropriate circumstances.

In 2010, Mr. Stecher’s non-performance-based compensation did not exceed the $1 million Section 162(m) cap, and was fully deductible. For information about how 2010 salaries were determined, see Annual Cash Compensation, Nonincentive cash compensation, Page 29.

The committee generally does not favor the payment of tax gross-ups. Except in limited circumstances, such as a retirement gift of nominal value or relocation assistance on the same basis offered to all retiring or relocating associates, the committee does not authorize payment of tax gross-ups to executive officers.

Employment agreements, change in control provisions and post-retirement benefits. We do not have employment agreements with any of our named executive officers, who are all at-will employees. Our long-standing corporate perspective has been that employment contracts do not provide the company with any significant advantage. We believe our corporate culture, current compensation practices and levels of stock ownership by our executive officers have resulted in stability in our current 15-member group of executive officers, who average 25 years with the company.

Change in control provisions are included only in our 2006 Stock Compensation Plan and our Annual Incentive Compensation Plan of 2009, and those provisions apply to all associates receiving awards under the plan, not just to executive officers. The change in control provisions in these plans contains a “double trigger,” which requires both a change in control event, as defined in the plan, and termination of the associate’s employment due to the change in control within a specified time period. The double trigger ensures that we will become obligated to accelerate vesting of prior awards only if the associate is actually or constructively discharged because of the change in control event.

We occasionally provide post-retirement benefits to long-tenured, executive officer-level associates who continue to provide services to the company after retirement from their executive positions. These post-retirement benefits are intended to compensate the associate for ongoing services associated with maintaining continuity of relationships and providing guidance to their successors and other associates. We have no formal agreements with any of the current named executive officers for specific post-retirement benefits upon their future retirement. However, we may choose to provide a retiring executive officer with modest cash compensation, office space, access to administrative support, and continuation of certain health and welfare benefits generally available to all associates in exchange for services rendered. In 2010, no such compensation was paid to any associate who had previously retired from an executive position.

Summary Compensation Table

							Change in
						Non-	Pension Value
						equity	and
						Incentive	Nonqualified
						Plan	Deferred			Total
				Stock	Option	Compen-	Compensation	All Other		Compen-
		Salary	Bonus	Awards	Awards	sation	Earnings	Compensation		sation
		($)	($)	($)	($)	($)	($)	($)		($)
Name and Principal Position	Year	(1)		(2)(4)	(3)		(5)
Kenneth W. Stecher	2010	$935,576	$-	$230,495	$99,312	$-	$1,040,519	$8,826	(6)	$2,314,728
Chief Executive Officer and President	2009	810,000	245,151	257		-	349,137	5,251		1,409,796
Cincinnati Financial Corporation	2008	657,730	426,060	260,728	232,902	-	317,889	9,280		1,904,589

Steven J. Johnston	2010	595,038	-	121,845	52,541	-	-	56,381	(6)(7)	825,806
Chief Financial Officer	2009	432,000	235,100	26		-	-	37,225		704,351
Cincinnati Financial Corporation	2008	193,539	175,000	106,464	79,450	-	-	11,437		565,890
						-
Jacob F. Scherer, Jr.	2010	666,659	-	136,461	58,738	-	360,733	14,817	(6)	1,237,408
Executive Vice President	2009	492,721	252,366	257		-	58,154	9,474		812,972
The Cincinnati Insurance Company	2008	442,626	380,632	134,888	109,015	-	122,145	14,137		1,203,443

Thomas A. Joseph	2010	550,976	-	110,971	47,741	-	410,645	8,273	(6)	1,128,606
President	2009	462,115	166,992	257		-	60,140	6,112		695,616
The Cincinnati Casualty Company	2008	404,192	274,991	134,888	109,015	-	114,625	8,288		1,045,999
and Senior Vice President The Cincinnati Insurance Company

Martin F. Hollenbeck	2010	494,262	-	101,213	43,536	-	-	46,270	(6)(7)	685,281
Senior Vice President and	2009	340,304	89,045	257		-	-	25,792		455,398
Chief Investment Officer	2008	239,342	106,025	76,752	63,040	-	-	183,860	(8)	669,019
Cincinnati Financial Corporation

(1)	Salaries for 2010 and 2008 reflect 26 pay periods, while salaries for 2009 reflect 27 pay periods.
(2)
Amounts shown in the stock awards column reflect values for grants of performance-based restricted stock units and Holiday Stock Bonus awards. Performance-based restricted stock units are performance-based compensation for purposes of Section 162(m) and reflect the full grant date fair values in accordance with FASB ASC Topic 718. Amounts for 2010 and 2008 are computed using a Monte-Carlo valuation on the date of grant. For assumptions used in determining these values, see our 2010 Annual Report on Form 10-K, Part II, Item 8, Note 17, Page 125. Awards under the Holiday Stock Bonus Plan are valued at full market value, determined by the average of the high and low sales price on Nasdaq on the date of grant, multiplied by the number of shares. The per share fair market values were $30.11, $25.71 and $27.18 for the grant dates of November 24, 2010, November 25, 2009, and November 26, 2008, respectively. There are no forfeitures of Holiday Stock Bonus awards in any year. Performance-based restricted stock units granted on February 18, 2008, and July 1, 2008, were forfeited as of December 31, 2010, as the company’s three-year performance targets were not achieved as follows: 2,400 performance-based restricted stock units for Messrs. Stecher, Johnston, Scherer and Joseph and 650 restricted stock units for Mr. Hollenbeck. No restricted stock units were granted in 2009.

(3)
Amounts in the Option Awards column reflect the value of awards for grants of nonqualified stock options. These nonqualified stock options are performance-based compensation for purposes of Section 162(m) and reflect the full grant date fair values in accordance with FASB ASC Topic 718. For assumptions used in calculation of option awards, see our 2010 Annual Report on Form 10-K, Part II, Item 8, Note 17, Page 125. There were no forfeitures of option awards in 2010, 2009 or 2008. Option awards granted on January 25, 2000, were canceled in 2010 due to expiration of unexercised grants as follows: 16,538 for Messrs. Stecher, Scherer and Joseph, and 4,410 for Mr. Hollenbeck.

(4)
Maximum values of performance-based restricted stock unit grants awarded in 2010 are: $287,742 for Mr. Stecher; $152,225 for Mr. Johnston; $170,194 for Mr. Scherer; $138,349 for Mr. Joseph; and $126,140 for Mr. Hollenbeck. Maximum values of performance-based restricted stock unit grants awarded in 2008 are: $321,585 for Mr. Stecher; $130,502 for Mr. Johnston; and $164,285 each for Messrs. Scherer and Joseph; and $94,544 for Mr. Hollenbeck.

(5)
No preferential earnings were paid on deferred compensation in 2009. Amounts in this column reflect changes in values of actuarially calculated accumulated benefit in the company’s Retirement Plan and SERP as follows:

In 2010: for Mr. Stecher, increases of $207,319 for Retirement Plan and $833,201 for SERP; for Mr. Scherer, increases of $164,210 for Retirement Plan and $196,523 for SERP; and for Mr. Joseph, increases of $204,244 for Retirement Plan and $206,401 for SERP. In addition to one year of service credit in the SERP for Mr. Stecher and under both the Retirement Plan and SERP for Messrs. Scherer and Joseph, increases in plan balances are due to higher salary levels in 2010 following restructuring of the executive compensation program and a reduction in the applicable interest rate used to actuarially calculate the accumulated benefit in each plan to 2.5 percent from 4.0 percent.

In 2009: for Mr. Stecher, a decrease of $68,545 for Retirement Plan and an increase of $417,682 for SERP; for Mr. Scherer, a decrease of $8,941 for Retirement Plan and an increase of $67,094 for SERP; and for Mr. Joseph, a decrease of $22,177 for Retirement Plan and an increase of $85,317 for SERP.

In 2008: for Mr. Stecher increases of $1,616 for Retirement Plan and $316,273 for SERP; for Mr. Scherer, increases of $34,034 for Retirement Plan and an $88,111 for SERP and for Mr. Joseph, increases of $34,346 for Retirement Plan and $80,279 for SERP.

(6)	For Messrs. Stecher, Johnston and Joseph, includes perquisites in an aggregate amount less than $10,000 for one or more of the types described in Perquisites and Other Personal Benefits, Page 38.
For Mr. Scherer, includes perquisites in the amount of $13,604, which amount includes the incremental additional cost of $3,620 for spouse travel and meals for business events to which spouses are invited, golf club dues of $5,412, personal use of a company car valued at $2,107, premiums paid for a personal umbrella liability insurance policy, tax services and a health examination.
For Mr. Hollenbeck, includes perquisites in the amount of $10,033, which includes the incremental additional cost of $3,261 for spouse travel and meals for business events to which spouses are invited, premiums of $1,738 paid for a personal umbrella liability insurance policy, personal use of a company car valued at $3,889; tax services, a safe driver award and a health examination.
(7)	Includes matching contributions to the company’s 401(k) and Top Hat Savings Plans in the amounts of $44,014 for Mr. Johnston and $35,004 for Mr. Hollenbeck.
(8)	Includes $165,507 for the actuarial present value of Mr. Hollenbeck’s pension benefit as of August 31, 2008, which he elected to roll over into an IRA when he left the defined benefit pension plan.

2010 Grant of Plan-Based Awards (1)

Name	Grant Date	Estimated Possible Payouts Under			Estimated Possible Payouts			All	All Other	Exercise	Grant
		Nonequity Incentive Plan Awards			Under Equity Incentive Plan			Other	Option	or Base	Date Fair
						Awards		Stock	Awards:	Price of	Value of
								Awards:	Number of	Option	Stock and
								Number	Securities	Awards	Option
								of	Under-		Awards
								Shares	lying
								of Stock	Options
								or Units
								(2)
		Threshold	Target	Maximum	Threshold	Target	Maximum
		($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)
Kenneth W. Stecher	2/19/2010*								19,344	$26.58	$99,312
	2/19/2010*				7,254	9,672	12,090				230,194
	2/19/2010**	$231,327	$771,091	$1,542,182
	11/24/2010***							10			301
Steven J. Johnston	2/19/2010*								10,234	26.58	52,541
	2/19/2010*				3,838	5,117	6,397				121,785
	2/19/2010**	122,380	407,934	815,868
	11/24/2010***							2			60
Jacob F. Scherer, Jr.	2/19/2010*								11,441	26.58	58,738
	2/19/2010*				4,291	5,721	7,152				136,160
	2/19/2010**	136,812	456,041	912,082
	11/24/2010***							10			301
Thomas A. Joseph	2/19/2010*								9,299	26.58	47,741
	2/19/2010*				3,488	4,650	5,813				110,670
	2/19/2010**	111,198	370,659	741,318
	11/24/2010***							10			301
Martin F. Hollenbeck	2/19/2010*								8,480	26.58	43,536
	2/19/2010*				3,180	4,240	5,300				100,912
	2/19/2010**	101,400	338,000	676,000
	11/24/2010***							10			301

*	Cincinnati Financial Corporation 2006 Stock Compensation Plan
**	Cincinnati Financial Corporation 2009 Incentive Compensation Plan.
***	Holiday Stock Bonus Plan. See Long-Term Stock-Based Compensation, Page 32, for information about awards of shares under the Holiday Stock Bonus Plan.
(1)	No material modifications or repricing occurred with respect to any outstanding option or other stock-based award in 2010.
(2)
The grant date fair value of shares awarded under the Holiday Stock Bonus Plan is 100 percent of the average of the high and low sales price on Nasdaq on the date of grant, which was $30.11 on November 24, 2010.

Total 2010 compensation, excluding attributions of compensation related to retirement plans, increased from 2009 levels as the committee resumed grants of stock-based compensation. Nonincentive cash compensation, which in 2010 consisted only of salary and in 2009 consisted of salary and discretionary bonus, decreased from 2009 levels as the committee restructured the executive compensation program. See the discussion in Annual Cash Compensation beginning on Page 29 for information about the year-over-year changes to nonincentive cash compensation.

Total 2009 compensation, excluding attributions of compensation related to retirement plans, declined from 2008 levels for each named executive officer, as base levels of nonincentive cash compensation (salary and bonus) were decreased 15 percent for each, and no stock options or restricted stock units were granted during the year. The committee decided to accelerate the timing of grants of stock options and restricted stock units otherwise scheduled for grant in the first quarter of 2009 to November 2008 to tie them to management changes made earlier in the year. As a result, the Summary Compensation Table reflects a level of stock-based compensation at normal levels for 2007, twice the normal level for 2008, and no grants in 2009.

Amounts shown in the Salary column do not exactly match the base annual salaries set by the committee for the following year because: 1) there were 27 bi-weekly pay periods in 2009 compared with 26 bi-weekly pay periods in 2010 and 2008 and 2) adjustments to base annual salaries made in November 2008 were effective the first pay period in December 2008. The history of changes to base annual salaries for the named executive officers for the reported years is set forth below:

•
In February 2010, the committee set 2010 base annual salaries at $963,863 for Mr. Stecher; $627,590 for Mr. Johnston; $701,602 for Mr. Scherer; $570,244 for Mr. Joseph; and $520,000 for Mr. Hollenbeck. As a part of the restructured executive compensation program, base salary amounts were adjusted to include a portion of the reduced level of discretionary bonus awarded in 2009 that was not considered by the committee to be “at risk.” With the restructuring, discretionary bonuses were eliminated as a regularly component of compensation for executive officers.
•
In April 2009, in connection with a promotion, Mr. Hollenbeck’s base annual salary was adjusted to $352,700. No adjustments to base annual salary were made in 2009 for any other named executive officer.

•	In November 2008, the committee set 2009 base annual salaries at $780,000 for Mr. Stecher; $416,000 for Mr. Johnston; $474,472 for Mr. Scherer; $445,000 for Mr. Joseph and $277,770 for Mr. Hollenbeck.
•
In July 2008, in connection with management changes made mid-year, the committee set 2008 base annual salary at $400,000 for Mr. Johnston; and adjusted 2008 base annual salaries to $750,000 for Mr. Stecher; $456,222 for Mr. Scherer; and $427,875 for Mr. Joseph.

•
In November 2007, the committee set 2008 base annual salaries at $574,355 for Mr. Stecher; $426,222 for Mr. Scherer; and $377,875 for Mr. Joseph. Mr. Hollenbeck was not an executive officer until February 2008.

See Annual Cash Compensation, Page 29.

Amounts shown in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table represent the annual incremental changes in the present values of benefits under the company’s defined benefit and SERP plans and changes in the balances of the Top Hat accounts of named executive officers due to their contributions and investment performance during the year. See Retirement Benefits, Page 36.

Outstanding Equity Awards at 2010 Year-End

	Option Awards (1) (2)				Stock Awards (3)
Name	Number of	Number of	Option	Option	Equity Incentive	Equity Incentive
	Securities	Securities	Exercise Price	Expiration	Plan Awards:	Plan Awards:
	Underlying	Underlying	($)	Date	Number of	Market or Payout
	Unexercised	Unexercised			Unearned Shares,	Value of Unearned
	Options	Options			Units or Other	Shares, Units or
	Exercisable	Unexercisable			Rights That Have	Other Rights That
	(#)	(#)			Not Vested	Have Not Vested
					(#)	($)

Kenneth W. Stecher	16,538		$32.81	1/31/2011
	16,538		34.96	1/28/2012
	16,538		32.45	2/1/2013
	16,538		38.80	1/19/2014
	21,000		41.62	1/25/2015
	15,000		45.26	2/2/2016
	7,500		44.79	1/31/2017
	5,333	2,667	37.59	2/18/2018
					2,400	$76,200
	20,000	10,000	26.59	11/14/2018
					7,900	250,825
		19,344	26.58	2/19/2020
					9,672	307,086
Steven J. Johnston	5,333	2,667	25.08	7/1/2018
					2,400	76,200
	5,333	2,667	26.59	11/14/2018
					2,400	76,200
		10,234	26.58	2/19/2020
					5,117	162,465
Jacob F. Scherer, Jr.	16,538		32.81	1/31/2011
	16,538		34.96	1/28/2012
	16,538		32.45	2/1/2013
	16,538		38.80	1/19/2014
	21,000		41.62	1/25/2015
	15,000		45.26	2/2/2016
	7,500		44.79	1/31/2017
	5,333	2,667	37.59	2/18/2018
					2,400	76,200
	5,333	2,667	26.59	11/14/2018
					2,400	76,200
		11,441	26.58	2/19/2020
					5,721	181,642
Thomas A. Joseph	16,538		32.81	1/31/2011
	16,538		34.96	1/28/2012
	16,538		32.45	2/1/2013
	16,538		38.80	1/19/2014
	21,000		41.62	1/25/2015
	15,000		45.26	2/2/2016
	7,500		44.79	1/31/2017
	5,333	2,667	37.59	2/18/2018
					2,400	76,200
	5,333	2,667	26.59	11/14/2018
					2,400	76,200
		9,299	26.58	2/19/2020
					4,650	147,638
Martin F. Hollenbeck	2,205		32.81	1/31/2011
	3,308		34.96	1/28/2012
	3,308		32.45	2/1/2013
	3,308		38.80	1/19/2014
	5,250		41.62	1/25/2015
	4,000		45.26	2/2/2016
	2,000		44.79	1/31/2017
	1,500	750	37.59	2/18/2018
					650	20,638
	5,333	2,667	26.59	11/14/2018
					2,400	76,200
		8,480	26.58	2/19/2020
					4,240	134,620

(1)	Option shares awarded and exercise price have been adjusted to reflect stock splits and stock dividends where applicable.
(2)
One-third of each option award vests and becomes exercisable on the first, second and third anniversaries of the grant provided the associate remains continuously employed with the company or its subsidiaries. The vesting date of each option is listed in the table below by expiration date:

Grant Date	Vesting Dates			Expiration Date
1/31/2001	1/31/2002	1/31/2003	1/31/2004	1/31/2011
1/28/2002	1/28/2003	1/28/2004	1/28/2005	1/28/2012
2/1/2003	2/1/2004	2/1/2005	2/1/2006	2/1/2013
1/19/2004	1/19/2005	1/19/2006	1/19/2007	1/19/2014
1/25/2005	1/25/2006	1/25/2007	1/25/2008	1/25/2015
2/2/2006	2/2/2007	2/2/2008	2/2/2009	2/2/2016
1/31/2007	1/31/2008	1/31/2009	1/31/2010	1/31/2017
2/18/2008	2/18/2009	2/18/2010	2/18/2011	2/18/2018
7/1/2008	7/1/2009	7/1/2010	7/1/2011	7/1/2018
11/14/2008	11/14/2009	11/14/2010	11/14/2011	11/14/2018
2/19/2010	2/19/2011	2/19/2012	2/19/2013	2/19/2020

Vesting is accelerated and stock options are exercisable immediately upon retirement for Mr. Stecher due to attainment of normal retirement age or 35 years of continuous service.
(3)
Restricted stock units granted on February 19, 2010, will vest on March 1, 2013, if company-level performance targets are achieved. Restricted stock units granted on November 14, 2008, will vest on March 1, 2012, if company-level performance targets are achieved.

2010 Option Exercises and Stock Vested

Name	Option Awards		Stock Awards (1)
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise	Acquired on Vesting	Vesting
	(#)	($)	(#)	($)
Kenneth W. Stecher	-	-	-	$-
Steven J. Johnston	-	-	-	-
Jacob F. Scherer, Jr.	-	-	-	-
Thomas A. Joseph	-	-	-	-
Martin F. Hollenbeck	-	-	490	12,956
(1)	Prior to 2007 the company made no stock-based awards to associates other than stock options and the Holiday Stock Bonus Plan.
2010 Pension Benefits

Name	Plan Name	Number of Years Credited	Present Value of Accumulated
		Service	Benefit
		(#)	($)
			(1)
Kenneth W. Stecher	Qualified Pension Plan	40	$1,339,782
	Supplemental Retirement Plan	43	2,651,980
Steven J. Johnston (2)	Qualified Pension Plan	n/a	-
	Supplemental Retirement Plan	n/a	-
Jacob F. Scherer, Jr.	Qualified Pension Plan	27	859,308
	Supplemental Retirement Plan	27	775,239
Thomas A. Joseph	Qualified Pension Plan	34	1,118,025
	Supplemental Retirement Plan	34	812,268
Martin F. Hollenbeck (3)	Qualified Pension Plan	n/a	-
	Supplemental Retirement Plan	n/a	-
(1)
Amounts listed in the “Present Value of Accumulated Benefit” column were calculated as of December 31, 2010, using the Pension Benefit Guaranty Corporation Immediate Interest Rate published on December 15, 2009, which was 2.5 percent, and the 1983 Group Annuity Mortality Table for males, set back one year.

(2)	Mr. Johnston joined the company after entry into the defined benefit pension plan was closed.
(3)	Mr. Hollenbeck opted to leave the defined benefit plan in 2008 in connection with the company’s restructuring of retirement benefits.

See Retirement Benefits, Page 36, for details about plans providing retirement benefits to the named executive officers.

At December 31, 2010, Mr. Stecher was eligible to elect early retirement under the Retirement Plan and the SERP.

2010 Nonqualified Deferred Compensation Plan (1) (2)

Name	Aggregate Balance	Executive	Registrant	Aggregate	Aggregate Balance
	at 2009 Year End	Contributions in	Contributions in	Earnings in 2010	at 2010 Year End
	($)	2010	Last FY	($)	($)
		($)	($)		(5)
		(3)	(4)
Kenneth W. Stecher	$23,868	$-	$-	$4,552	$28,420
Steven J. Johnston	43,456	49,000	29,315	16,036	137,807
Martin F. Hollenbeck	124,188	20,304	20,304	33,155	197,952
Jacob F. Scherer, Jr.	502,684	-	-	93,380	596,064
Thomas A. Joseph	82,423	16,529	-	14,732	113,684
(1)	Prior to 2009 the company did not contribute to the Top Hat Savings Plan.
(2)	No withdrawals or distributions occurred in 2010.
(3)
The named executive officers’ contributions shown in this column are also reported in the Summary Compensation Table in the salary or bonus columns, and included in the amounts shown for total compensation.

(4)	The amounts shown in this column reflect the company’s match of the named executive officer’s contributions, up to 6 percent of their salary, bonus or both.
(5)
Of the amounts shown in this column, $11,318, $43,456, $284,037 and $67,754 for Messrs. Stecher, Johnston, Scherer, and Joseph, respectively, were reported in the Summary Compensation Table in prior years.

Compensation payable to the named executive officers may be deferred pursuant to the Top Hat Savings Plan. Under the Top Hat Savings Plan, highly compensated individuals as defined by the plan, including the named executive officers, may elect to defer a percentage of salary and any discretionary bonus, less the required withholdings. Deferral elections are made before the plan year for which compensation is to be deferred and are effective for the entire year. These elections generally may not be modified or terminated for that year. Compensation deferred by the named executive officer is credited to the individual’s deferred compensation account maintained by the company.

Beginning in 2008, in connection with the company’s redesign of our retirement benefits plans, we amended the Top Hat Savings Plan to eliminate the prior cap on the amount of salary that may be deferred and to permit company matching contributions for officers who have contributed to and received the maximum company match allowable in their 401(k) accounts, yet due to tax law limitations, are unable to contribute and receive a matching contribution for the compensation that exceeds the limit imposed on tax qualified 401(k) plans. We do not otherwise contribute to or match contributions to this plan. Participants are prohibited from borrowing or pledging amounts credited to their accounts. Fifth Third Bank, a subsidiary of Fifth Third Bancorp, is the third-party administrator of the Top Hat Savings Plan. Under the plan, individuals choose one or more of several specified investment alternatives, including an alternative for Cincinnati Financial Corporation common stock. Earnings credited to the named executive officer’s account are calculated based on the performance of the applicable investment choice(s) selected by the named executive officer. We do not guarantee any level of return on contributions to the Top Hat Savings Plan.

Distributions from the Top Hat Savings Plan are made as soon as legally and administratively feasible after retirement, other separation from service or death, or pursuant to a qualified domestic relations order. Distributions to the named executive officers due to retirement or other separation of service are not permitted until the earlier of 180 days after employment terminates or death. Other than distributions pursuant to qualified domestic relations orders, distributions are made in the form of either a single lump-sum payment or monthly installments of not less than 12 months or more than 120 months, depending upon the participant’s prior election. To the extent that a participant chooses to have earnings credited based on the Cincinnati Financial Corporation common stock election, the participant may choose to receive any benefit payments in the form of stock. All other distributions are made in cash.

Potential Payments upon Termination or Change of Control
As of December 31, 2010, the only benefit a named executive officer could receive upon any separation from service, except for retirement or termination due to a change in control, is the balance of a Top Hat Savings Plan account disclosed in the Aggregated Balance at 2010 Year End column of the 2010 Nonqualified Deferred Compensation Plan table above. In the case of retirement, named executive officers who are at least 65 years of age additionally could receive vested retirement benefits and accelerated vesting of certain outstanding stock-based awards; for retirement at age 60 without 35 years of service, a named executive officer could receive a vested early retirement benefit, but no acceleration of outstanding stock-based awards. Named executive officers who retire before reaching 60 years of age but who have achieved 35 years of continuous service or who retire due to total and permanent disability could receive accelerated vesting of certain outstanding stock-based awards. Named executive officers who are terminated due to a change in the control of the company could receive accelerated vesting of all stock-based awards made under the 2006 Stock Compensation Plan, but not under earlier plans. The following table reflects the values of retirement benefits and the acceleration of vesting of the pertinent stock-based awards assuming termination of employment due to retirement or a change of control on December 31, 2010.

Potential Payments upon Termination

Name	Retirement Plan	SERP	Accelerated Vesting of Stock-Based Awards
	($)	($)
			Retirement	Retirement with	Change
			($)	Disability	in Control
				($)	($)
Kenneth W. Stecher	$1,309,287(1)	$2,591,615(1)	$149,848	$937,186	$937,186
Steven J. Johnston (2)				472,553	472,553
Jacob F. Scherer, Jr. (3)				485,018	485,018
Thomas A. Joseph (3)				431,671	431,671
Martin F. Hollenbeck (2)				344,680	344,680
(1)	Reflects early retirement benefit calculation.
(2)
Mr. Johnston was hired after entry into the defined benefit pension plan was closed and, therefore, was never a member of the pension plan or the SERP. Mr. Hollenbeck was not a participant in the defined benefit pension plan on December 31, 2010.

(3)	Messrs. Scherer and Joseph are not eligible for early retirement under the defined benefit pension plan and SERP.

2010 Director Compensation (1)

Name	Fees Earned	Stock Awards	Option	Nonequity	Change in	All Other	Total
	or Paid in	($)	Awards	Incentive	Pension Value	Compensation	($)
	Cash	(4)	($)	Compensation	and	($)
	($)		(5)	Plan	Nonqualified	(8)
				($)	Deferred
				(6)	Compensation
					Earnings
					($)
					(7)
William F. Bahl	$83,500	$83,528				$6,787	$173,815
Gregory T. Bier	71,500	71,535				5,083	148,118
James E. Benoski (2)	71,500	70,492				1,244	143,236
Linda Clement-Holmes	42,417	42,432				1,289	86,138
Kenneth C. Lichtendahl	53,500	53,513				6,304	113,317
W. Rodney McMullen	80,500	80,530				4,898	165,928
Gretchen W. Price	59,500	59,509				1,330	120,339
John J. Schiff, Jr. (3)	-	60,015	$25,762	$-	$621,999	255,320	963,096
Thomas R. Schiff	71,500	71,535				1,584	144,619
Douglas S. Skidmore	55,000	55,012				4,128	114,140
John F. Steele, Jr.	67,000	67,038				5,149	139,187
Larry R. Webb	62,500	62,540				6,216	131,256
E. Anthony Woods	80,500	80,530				5,470	166,500
(1)
Mr. Stecher is a director and the company’s chief executive officer. Compensation for Mr. Stecher is shown in the Summary Compensation Table and supporting disclosure beginning on Page 43. Mr. Stecher receives no additional compensation for his service as a director.

(2)
Mr. Benoski retired from the company’s the board of directors on May 1, 2010, but remained a director of the company’s subsidiaries on December 31, 2010. Fees and stock awards include compensation for services as an outside director on these subsidiary boards.

(3)	Mr. J. Schiff, Jr. is the chairman of the board and an executive officer of the company.
(4)
Stock awards for nonemployee directors under the Directors Stock Plan of 2009 are valued at full fair market value determined by the average of the high and low sales price on Nasdaq on January 27, 2011, the date of grant, times the number of shares awarded. The per share fair market value on January 27, 2011, was $32.59. The number of shares granted to directors reported in this column were: 2,563 to Mr. Bahl; 2,471 shares each to Messrs. McMullen and Woods; 2,195 shares each to Messrs. Bier and T. Schiff; 2,163 shares to Mr. Benoski; 2,057 shares to Mr. Steele; 1,919 shares to Mr. Webb; 1,826 shares to Ms. Price; 1,688 shares to Mr. Skidmore; 1,642 shares to Mr. Lichtendahl; and 1,302 shares to Ms. Clement-Holmes. There were no forfeitures in this plan in 2010. Messrs. Stecher and J. Schiff, Jr. do not receive shares under the Directors Stock Plan of 2009. The number of shares awarded to Mr. Benoski was adjusted to offset an administrative error in 2010.

The amount shown in the Stock Awards column for Mr. J. Schiff, Jr. reflects the value of performance-based restricted stock units and Holiday Stock Bonus awards. Performance-based restricted stock units are performance-based compensation for purposes of Section 162(m) and reflect the full grant date fair values in accordance with FASB ASC Topic 718 using a Monte-Carlo valuation on the date of grant. For assumptions used in determining this value, see our 2010 Annual Report on Form 10-K, Part II, Item 8, Note 17, Page 125. The maximum attainable value from the performance-based restricted stock units awarded to Mr. J. Schiff, Jr. is $74,637. Awards under the Holiday Stock Bonus Plan are valued at full market value, determined by the average of the high and low sales price on Nasdaq on the date of grant, multiplied by the number of shares. On November 24, 2010, Mr. J. Schiff, Jr. was granted 10 shares under this plan with a per share fair market value of $30.11 each.

(5)
The amount in the Option Awards column reflects the value of grants of nonqualified stock options. These nonqualified stock options are performance-based compensation for purposes of Section 162(m) and reflect the full grant date fair values in accordance with FASB ASC Topic 718. For assumptions used in calculation of option awards, see our 2010 Annual Report on Form 10-K, Part II, Item 8, Note 17, Page 125. Non-employee directors are not eligible to receive stock options under any company plan.

(6)
Non-employee directors are not eligible to receive awards of non-equity incentive-based compensation. No payout of annual incentive compensation awards were made to Mr. J. Schiff, Jr. as the company did not achieve the threshold level necessary to trigger payout as described in Annual Incentive Compensation on Page 31.

(7)
No preferential earnings were paid on deferred compensation in 2009. Amounts in this column reflect increases in the actuarial present value of benefits under the defined benefit and SERP plans of $111,642 and $510,356, respectively.

In addition to one year of service credit in the SERP increases in benefit amounts at year-end are due to a reduction in the applicable interest rate used to actuarially calculate the accumulated benefit in each plan to 2.5 percent from 4.0 percent. Nonemployee directors are not eligible to participate in the defined benefit or SERP plans.

(8)
Reflects perquisites in an aggregate amount less than $10,000 of one or more of the types described in Perquisites and Other Personal Benefits, Page 38.For Mr. J. Schiff, Jr., additionally reflects salary of $250,000.

Outside directors are paid cash fees of:

•	$4,500 for attendance at each parent or subsidiary company’s board meeting; and
•	$1,500 for attendance at each meeting of a parent or subsidiary board committee.

Fees for all meetings in any one day are not to exceed $6,000. In 2010, outside directors were paid an annual cash retainer of $25,000. Outside directors are reimbursed for travel expenses incurred in attending meetings. Outside directors also receive compensation in the form of common stock under the Cincinnati Financial Corporation Directors’ Stock Plan of 2009 (2009 Stock Plan). The purpose of this shareholder-approved plan is to attract and retain the services of experienced and knowledgeable nonemployee directors and to strengthen the alignment of interests between the nonemployee directors and shareholders. Under the 2009 Stock Plan, directors receive restricted shares of the company’s common stock with a fair market value on the date of grant equal to $25,000 plus the cash director’s fees received by such directors during the last calendar year, up to a maximum of $60,000 of cash fees, for total stock awards up to a maximum of $85,000. Awards to individual directors may slightly exceed $85,000 in value as the plan provides for rounding up to whole shares. Shares granted under the 2009 Stock Plan are restricted shares, nontransferable, except upon death, for three years from the grant date. The committee and the board intend stock awards under this plan to increase stock ownership by outside directors in furtherance of the ownership guidelines. The restriction on transferability of the shares further aligns the outside director’s financial interest with the interests of shareholders.

The committee grants awards for each director’s prior year’s board service under the 2009 Stock Plan at its first scheduled meeting each calendar year. See Stock-Based Award Grant Practices, Page 35. Amounts shown in the Stock Awards column reflect grants awarded under the 2009 Stock Plan at the committee’s meeting on January 28, 2011, based on cash fees earned for board service in 2010.

The company also provides outside directors with life insurance, personal umbrella liability insurance and spouse travel and meals to certain business events. See Perquisites and Other Personal Benefits, Page 38, for details about these benefits. Amounts contained in the All Other Compensation column reflect the aggregate cost of these individual benefits.

The company does not provide outside directors with retirement benefits, benefits under health and welfare plans or compensation in any form not described above, nor does it have any agreement with any director to make charitable donations in the director’s name.

Conclusion

Shareholder Proposals for Next Year

Any qualified shareholder who wishes to present a proposal for action at the 2012 Annual Meeting of Shareholders must submit the proposal to Cincinnati Financial Corporation, P.O. Box 145496, Cincinnati, Ohio 45250-5496, on or before November 21, 2011, to be included in our proxy statement and proxy for the 2012 annual meeting. Any such proposal must conform to the rules and regulations of the SEC and otherwise be in accordance with other federal laws as well as the laws of the State of Ohio. If the date of the 2012 annual meeting is not within 30 days of April 30, 2012, the deadline will be a reasonable time before we begin to print and mail the proxy material for the 2012 Annual Meeting of Shareholders. In addition, the proxy solicited by the board for the 2012 annual meeting will confer discretionary authority on the persons named in such proxy to vote on any shareholder proposal presented at that meeting if we receive notice of such proposal later than February 1, 2012, without the matter having been discussed in such proxy.

Any qualified shareholder who wishes to present a proposal for action or for nomination of a candidate for election to our board of directors at the 2012 Annual Meeting of Shareholders (other than any proposal made pursuant to Rule 14a-8 under the Securities and Exchange Act of 1934) must deliver a notice of the proposal, in the form required by Section 6 of our Code of Regulations, to our secretary on or before March 1, 2012, but not before January 21, 2012, or the shareholder’s proposal will not be permitted to be brought before the 2012 Annual Meeting of Shareholders.

Cost of Solicitation

Proxies may be solicited by our directors, officers or other employees, either in person or by mail, telephone or e-mail. The cost of soliciting proxies will be borne by the company. We have contracted with Broadridge Financial Solutions Inc. to provide Internet and telephone voting service for our direct shareholders of record. We ask banks, brokerage houses, other custodians, nominees and fiduciaries to forward copies of the proxy material to beneficial owners of shares or to request authority for the execution of proxies; and we have agreed to reimburse reasonable out-of-pocket expenses incurred. We have retained the services of Alliance Advisors LLC, a proxy solicitation firm, to assist us in soliciting proxies for the annual meeting. The cost of such services, is estimated at $12,500 plus out-of-pocket expenses.

Other Business

Management does not know of any other matter or business that may be brought before the meeting; but if any other matter or business properly comes before the meeting, it is intended that a vote will be cast pursuant to the accompanying proxy in accordance with the judgment of the person or persons voting the same.

/S/ Steven J. Johnston
Steven J. Johnston, FCAS, MAAA, CFA
Secretary
March 18, 2011
Cincinnati Financial Corporation

THE CINCINNATI INSURANCE COMPANIES

CINCINNATI FINANCIAL CORPORATION
P.O. BOX 145496
CINCINNATI, OH 45250-5496

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

1 OF 2

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time, April 29, 2011. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by Cincinnati Financial Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time, April 29, 2011. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # → 000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

02 0000000000

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors Nominees	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

01 Kenneth C. Lichtendahl 02 W. Rodney McMullen 03 Thomas R. Schiff 04 John F. Steele, Jr.

The Board of Directors recommends you vote FOR proposals 2 and 3.

The Board of Directors recommends you vote 1 YEAR on the following proposal:

	1 year	2 years	3 years	Abstain
4 Voting on a nonbinding proposal to establish the frequency of future nonbinding votes on executive compensation.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
5 Re-approving the performance objectives contained in the Cincinnati Financial Corporation Stock Plan of 2006.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. (see reverse for instructions) ☐

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	JOB #	Signature (Joint Owners)	Date

SHARES
CUSIP #
SEQUENCE #

0000088406_1 R1.0.0.11699

Cincinnati Financial Corporation 2011 Annual Meeting
April 30, 2011, 9:30 a.m., EDT

Cincinnati Art Museum
953 Eden Park Dr.
Cincinnati, OH 45202

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report, Shareholder Letter is/are available at www.proxyvote.com .

CINCINNATI FINANCIAL CORPORATION
Annual Meeting of Shareholders
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) John J. Schiff, Jr., Kenneth W. Stecher and Steven J. Johnston, or any one of them with power of substitution as proxies, and hereby authorizes them to represent and to vote, as designated on the reverse side and in their discretion on such other matters as may properly come before the meeting, all shares of CINCINNATI FINANCIAL CORPORATION held on record on March 3, 2011, at the Annual Meeting of Shareholders to be held at 9:30 AM, EDT on April 30, 2011, at the Cincinnati Art Museum Eden Park Cincinnati, Ohio, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no directions are given, this proxy will be voted FOR all nominees listed; FOR the proposal to ratify the selection of Deloitte & Touche LLP as the company's independent registered public accounting firm for 2011; FOR the nonbinding proposal to approve the compensation for the company's named executive officers; FOR an ANNUAL frequency on the nonbinding proposal to establish the frequency of future nonbinding votes on executive compensation; and FOR re-approval of the performance objectives contained in the Cincinnati Financial Corporation Stock Plan of 2006.

Address change/comments:

____

____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000088406_2 R1.0.0.11699